Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

The Wine Group LLC,

The Wine Group, Inc.

Hawk Merger Sub, Inc.,

and

Golden State Vintners, Inc.

Dated as of April 22, 2004

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ii

INDEX OF TERMS

(“Notice of Adverse Recommendation”), 27

(“Regulation S-K”), 10

“Covered Persons”, 31

“Manager”, 39

“Material Contracts”, 21

“must”, 40

“Policy”, 31

“Public Contracts”, 21

“Representative”, 26

“shall”, 40

“Tax Returns”, 40

“Tax”, 40

“Taxes”, 40

“Third Party”, 40

“will”, 40

Agreement, 1

CERCLA, 38

Certificate of Merger, 2

Certificates, 3

Change in Control, 32

Class A Common Stock, 2

Class B Common Stock, 2

Closing, 2

Closing Date, 2

Code, 4

Company, 1

Company Acquisition Agreement, 27

Company Benefit Plans, 12

Company Board, 16

Company Common Stock, 2

Company Disclosure Schedule, 6

Company Employee, 32

Company Filed SEC Documents, 11

Company Intellectual Property, 17

Company Notice, 26

Company Permits, 11

Company SEC Documents, 9

Company Stock Option, 5

Company Stock Option Plans, 7

Company Stockholder Approval, 16

Company Stockholders Meeting, 29

Company Subsidiary, 6

Confidentiality Agreement, 30

Delaware Court, 41

DGCL, 1

Director Option Plan, 7

Dissenting Shares, 5

Effective Time, 2

Environmental Permits, 19

Escrow Agreement, 32

Escrow Amount, 32

Exchange Act, 9

Exchange Agent, 3

Expenses, 36

GAAP, 10

Governmental Entity, 9

HSR Act, 9

Intellectual Property, 17

knowledge, 39

Leased Real Property, 18

Liens, 7

Material Adverse Change, 39

Material Adverse Effect, 39

Merger, 1

Merger Consideration, 3

Owned Real Property, 18

Parent, 1

Parent Material Adverse Effect, 39

Permitted Lien, 39

person, 40

Preferred Stock, 7

Pre-Termination Takeover Proposal Event, 36

Proxy Statement, 29

Purchaser, 1

Purchaser Common Stock, 2

Restraints, 33

SEC, 9

Securities Act, 9

Senior Preferred Stock, 7

Shares, 2

Stock Option Plan, 7

subsidiary, 40

Superior Proposal, 27

Surviving Corporation, 1

Surviving Corporation Certificate, 1

Takeover Proposal, 26

Transactions, 8

Voting Agreement, 32

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 22, 2004 by and among The Wine Group LLC, a Delaware limited liability company (the “LLC”), The Wine Group, Inc., a California corporation (“Manager” and, collectively with LLC, “Parent”), Hawk Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the LLC (“Purchaser”) and Golden State Vintners, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used herein are defined in Section 8.03.

WHEREAS, the respective Boards of Directors of Purchaser, the Company and the Manager have approved, and each deems it advisable and in the best interests of its stockholders to consummate, the acquisition of the Company by Purchaser upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as defined in Section 3.01(d)) and also to prescribe various conditions to the Transactions;

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01                                The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), the Company and Purchaser shall consummate a merger (the “Merger”) pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.01.  Pursuant to the Merger, (x) the Second Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time (as hereinafter defined), shall be amended at the Effective Time such that its terms are identical to the certificate of incorporation of Purchaser immediately prior to the Effective Time (except that the Surviving Corporation shall be named Golden State Vintners, Inc.) and shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate”) until thereafter amended as provided by law and such certificate of incorporation, and (y) the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, by such certificate of incorporation or by such bylaws.  The Merger shall have the effects set forth in the DGCL.

Section 1.02                                Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions with respect to actions the parties will take at the Closing itself), unless another time or date is agreed to by the parties hereto.  The Closing will be held at the offices of Farella Braun + Martel LLP, 235 Montgomery Street, San Francisco, California 94104, or at such other location as is agreed to by the parties.

Section 1.03                                Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in a form reasonably acceptable to the parties hereto and executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as is agreed upon by the parties and specified in the Certificate of Merger, such time being referred to herein as the “Effective Time.”

Section 1.04                                Directors and Officers.  The directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

Section 2.01                                Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any (i) issued and outstanding shares (the “Shares”) of (A) Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) or (B) Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”) or (ii) common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”):

(a)                                  Capital Stock of Purchaser.  Each issued and outstanding share of (i) Purchaser Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and (ii) Purchaser Preferred Stock shall be converted into and become one validly issued, fully paid and nonassessable share of preferred stock of the Surviving Corporation, with the same rights, preferences and other terms as the Purchaser Preferred Stock.

(b)                                 Cancellation of Treasury Stock.  Each Share held in the Company’s treasury or by any of the Company’s subsidiaries, Parent or any of Parent’s subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                                  Conversion of Company Common Stock.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(b) and other than any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive an amount equal to Eight Dollars and Twenty Five Cents ($8.25) in cash, payable to the holder thereof, without interest (the “Merger Consideration”), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.02.  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.02 (or, if applicable, to be treated as a Dissenting Share).

Section 2.02                                Exchange of Certificates, Exchange Agent.

(a)                                  Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the holders of the Shares in connection with the Merger (the “Exchange Agent”) to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Section 2.01(c).  At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of Shares the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.01(c).  Such funds shall be invested as directed by Parent or the Surviving Corporation pending payment thereof by the Exchange Agent to holders of the Shares (it being understood that any and all interest earned on funds made available to the Exchange Agent pursuant to this Agreement shall be the property of, and shall be turned over to, Parent).

(b)                                 Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), whose Shares were converted pursuant to Section 2.01 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent and such other documents as may reasonably be required by the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and the signatures thereon properly guaranteed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.02.  No interest will be paid or accrued on the Merger Consideration.

(c)                                  Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.  Any amounts unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity, as hereinafter defined) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(d)                                 Termination of Fund; No Liability.  At any time following nine months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any earnings or interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.  Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)                                  Lost, Stolen or Destroyed Certificates.  Notwithstanding anything to the contrary herein, in the event any Certificates will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the Merger Consideration pursuant to Section 2.02(b) deliverable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

(f)                                    Withholding Taxes.  Parent and Purchaser will be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable to a holder of Shares pursuant to the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or Purchaser, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Purchaser.

Section 2.03                                Dissenting Shares.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, any Shares as to which the holder thereof has demanded appraisal with respect to the Merger in accordance with Section 262 of the DGCL and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.01, but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

(b)                                 Notwithstanding the provisions of Section 2.03(a), if any holder of Shares who demands appraisal of his Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) such holder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.01(c), without interest, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.02.

(c)                                  The Company shall give Parent (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Except with the prior written consent of Parent or as may be required under applicable law, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

Section 2.04                                Company Stock Option Plans.

(a)                                  Parent and the Company shall take all actions necessary to provide that all outstanding options to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under any stock option or stock purchase plan, program or agreement to which the Company or any of its subsidiaries is a party which is outstanding immediately prior to Effective Time, whether or not then exercisable, shall, except as set forth below, be canceled as of the Effective Time and the holder thereof shall be entitled to receive an amount in cash payable at the time of cancellation of such Company Stock Option equal to the product of:  (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option; multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option.  Such cash payment shall be subject to any required tax withholding.

(b)                                 If and to the extent necessary or required by the terms of the Company Stock Option Plans (as defined in Section 3.01(c)) or pursuant to the terms of any Company Stock Option granted thereunder, each of Parent and the Company shall use its reasonable best efforts to (i) obtain the consent of each holder of outstanding Company Stock Options to the foregoing treatment of such Company Stock Options and (ii) ensure that none of Purchaser, the Company or the Surviving Corporation is or will be bound by any Company Stock Option Plan, any Company Stock Option or any other option, warrant, right or agreement which would entitle any person, other than Parent or its Affiliates, to own any capital stock of the Company, Purchaser or the Surviving Corporation or to receive any payment in respect thereof.

Section 2.05                                Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Purchaser or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement and the Merger, the officers and directors of the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of each of Purchaser or the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Purchaser or the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01                                Representations and Warranties of the Company.  Except as disclosed in the Company SEC Documents (as defined in Section 3.01(e)) or as set forth on the Disclosure Schedule delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Purchaser as follows:

(a)                                  Organization, Standing and Corporate Power.  Each of the Company and Golden State Vintners, Inc., a California corporation (the “Company Subsidiary”), is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite power, corporate or other, and authority to carry on its business as now being conducted.  Each of the Company and the Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have a Material Adverse Effect.  The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and the Company Subsidiary with all amendments and restatements through the date hereof.

(b)                                 Subsidiaries.  The Company Subsidiary is the only subsidiary of the Company.  All of the outstanding shares of capital stock of the Company Subsidiary have been validly issued and are fully paid and nonassessable, are owned directly by the Company, free and clear of all pledges, claims, liens, security interests, options, rights of first refusal, easements, mortgages, charges, deeds of trust, rights-of-way, restrictions, encroachments, licenses, leases, permits, security agreements, or any other encumbrances, restrictions or limitations of any kind or nature whatsoever (collectively, “Liens”), and are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).  Except for shares of capital stock of the Company Subsidiary owned by the Company, there are not issued, reserved for issuance or outstanding any shares of capital stock or other voting securities of the Company Subsidiary, any securities of the Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company Subsidiary or any warrants, calls, or options to acquire from the Company Subsidiary, or obligation of the Company Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company Subsidiary, and there are no outstanding obligations of the Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  Other than its interests in the Company Subsidiary and in SDG/Commerce 201, LLC, the Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity.

(c)                                  Capital Structure.  The authorized capital stock of the Company consists of (i) 6,000,000 shares of Class A Common Stock, (ii) 54,000,000 shares of Class B Common Stock, (iii) 100,000 shares of 12% Senior Redeemable Exchangeable Preferred Stock, par value $0.01 per share (the “Senior Preferred Stock”), and (iv) 4,900,000 shares of undesignated Preferred Stock, par value $0.01 per share (the “Preferred Stock “).  At the close of business on the date hereof: (i) 4,342,528 shares of Class A Common Stock, (ii) 5,170,459 shares of Class B Common Stock, (iii) no shares of Senior Preferred Stock, and (iv) no shares of Preferred Stock, are issued and outstanding.  At the close of business on the date hereof: (i) no shares of Class A Common Stock, Senior Preferred Stock or Preferred Stock and (ii) 21,884 shares of Class B Common Stock, are held by the Company in its treasury or by the Company Subsidiary.  At the close of business on the date hereof: (i) 362,832 shares of Class A Common Stock and (ii) 1,531,093 shares of Class B Common Stock, are reserved for issuance in the aggregate pursuant to the Company’s 1996 Stock Option Plan (the “Stock Option Plan”), of which (i) 362,832 shares of Class A Common Stock and (ii) 503,300 shares of Class B Common Stock are subject to outstanding Company Stock Options.  At the close of business on the date hereof, 448,000 shares of Class B Common Stock were reserved for issuance in the aggregate pursuant to the Company’s 1998 Director Stock Option Plan (the “Director Option Plan” and, together with the Stock Option Plan, the “Company Stock Option Plans”), of which 270,111 shares of Class B Common Stock are subject to outstanding Company Stock Options.  All outstanding shares of capital stock of the Company are, and all shares which may be issued under currently outstanding Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or similar rights created by statute, the Second Amended and Restated Certificate of Incorporation or bylaws of the Company or any agreement to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary or any of their respective assets or properties are bound.  Except for issuances of Company Common Stock resulting from the issuance of Company Stock Options pursuant to the Company Stock Option Plans, there are not issued, reserved for issuance or outstanding any shares of capital stock or other voting securities of the Company, any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any warrants, calls, or options to acquire from the Company, or obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities.  Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, the Company has not granted any options under the Company Stock Option Plans since December 31, 2003. Since the date of its initial public offering, the Company has not issued any shares of Company Common Stock except in connection with the exercise of a Company Stock Option.

(d)                                 Authority; Noncontravention.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.01(l)), to consummate the transactions contemplated by this Agreement, including the Merger  (collectively, the “Transactions”).  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval.  The Company Board, at a meeting duly called and held, duly adopted resolutions (i) approving and declaring advisable this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.  The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiary under, (i) the certificate of incorporation or bylaws of the Company or the Company Subsidiary, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, instrument, permit, or license to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary or the Company’s or the Company Subsidiary’s properties or assets is bound or affected or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or the Company Subsidiary or the Company’s or the Company Subsidiary’s properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens (other than Permitted Liens) that would not have a Material Adverse Effect.  No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) is required by the Company or the Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (1) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement (as defined in Section 5.01) and such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Transactions; (2) the filing of the Certificate of Merger (including the Surviving Corporation Certificate) with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or the Company Subsidiary is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; (3) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the waiting period thereunder; and (4) such other consents, approvals, orders or authorizations the failure of which to be made or obtained would not have a Material Adverse Effect.

(e)                                  Reports; Financial Statements.

(i)                                     The Company has timely filed or furnished, as applicable, all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished with the SEC since January 1, 2001 (collectively, the “Company SEC Documents”), and has previously made available or delivered to Parent true and complete copies of all Company SEC Documents, including all exhibits thereto.  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed (as supplemented or amended by subsequently filed Company SEC Documents filed prior to the date hereof) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared (except, in the case of unaudited statements, as permitted by Form 10 – Q of the SEC) in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).  Except (A) as reflected in such financial statements or in the notes thereto, (B) for liabilities incurred in connection with this Agreement or the Transactions or (C) for liabilities incurred in the ordinary course of business since the respective dates of such financial statements, neither the Company nor any of its subsidiaries has any liabilities required by GAAP to be reflected on a balance sheet which would have a Material Adverse Effect.

(ii)                                  Since January 1, 2001, the Company and the Company Subsidiary have not created or effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations (“Regulation S-K”).  The statements of operations included in the financial statements of the Company included in the Company SEC Documents do not contain any items of special or nonrecurring revenue or any other income not earned in the ordinary course of business except as expressly specified therein.  Except for normal or recurring liabilities incurred in the ordinary course of business of the Company consistent with past practice, neither the Company nor the Company Subsidiary has incurred any liabilities of any nature, whether accrued, contingent or otherwise, which would constitute a Material Adverse Effect.  The Company is in compliance with all applicable corporate governance requirements of the Nasdaq and all applicable requirements of The Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(f)                                    Information Supplied.  The Proxy Statement (as defined in Section 5.01) will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting (as defined in Section 5.01), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information that Parent or Purchaser supplied to it expressly for inclusion therein or for incorporation by reference therein.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

(g)                                 Absence of Certain Changes or Events.  Except for liabilities incurred in connection with this Agreement or the Transactions, since December 31, 2003, each of the Company and the Company Subsidiary has conducted its business only in the ordinary course and in a manner consistent with past practice, and there has not been (i) any Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or the Company Subsidiary’s capital stock, (iii) any split, combination or reclassification of any of the

Company or the Company Subsidiary’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company or the Company Subsidiary’s capital stock, except for issuances of Company Common Stock under the Company Stock Option Plans, (iv) (A) any granting by the Company or the Company Subsidiary to any director, officer or employee of the Company or the Company Subsidiary of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or in connection with the hiring or promotion of any such director, officer or employee or increases required under any written employment agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents, (B) any granting by the Company or the Company Subsidiary to any director, officer or employee of any severance or termination pay or any increase in severance or termination pay, except in connection with the hiring of any such officer, or (C) any entry by the Company or the Company Subsidiary into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any director, officer, or employee, except in connection with the hiring of any such director or officer, (v) except insofar as may be required by a change in GAAP, any change in accounting methods, principles or practices by the Company or the Company Subsidiary materially affecting its assets, liabilities or business, (vi) any tax election that would have a Material Adverse Effect or materially affect any of the Company’s or the Company Subsidiary’s tax attributes or any settlement or compromise of any material income tax liability of the Company or the Company Subsidiary, (vii) any sale, exchange, transfer, disposition or grant of any Lien on any real property of the Company or the Company Subsidiary in an amount exceeding $250,000; (viii) any event or change that had a Material Adverse Effect or constituted a Material Adverse Change, (ix) any action that would have been prohibited by Section 4.01 had it been in effect or (x) any agreement to do any of the foregoing.

(h)                                 Compliance with Applicable Laws; Litigation.  Each of the Company and the Company Subsidiary holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the business of the Company and the Company Subsidiary as currently conducted by each of them (collectively, the “Company Permits”), except where the failure to have any such Company Permits would not have a Material Adverse Effect. Each of the Company and the Company Subsidiary is in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect.  The Company has not received written notice of any violation of any applicable law or that any Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business.  No action, demand, requirement or investigation by any Governmental Entity and no suit, action or proceeding by any person, in each case with respect to the Company or the Company Subsidiary or any of the Company or the Company Subsidiary’s properties is pending or, to the knowledge (as defined in Section 8.03) of the Company or the Company Subsidiary, overtly threatened against the Company or the Company Subsidiary, other than, in each case, those the outcome of which would not have a Material Adverse Effect.

(i)                                     Benefit Plans.  Section 3.01(i) of the Company Disclosure Schedule contains a true and complete list of all written employee benefit plans, programs, policies, agreements, all deferred compensation plans, programs or arrangements, all stock option, restricted stock or other compensation plans, (including, without limitation, plans described in Section 3(3) of ERISA and multiemployer plans as defined in Sections 4001(a)(3) and (3)(37)(A) of ERISA and any labor agreements relating to any of the foregoing) (i) under which the Company or the Company Subsidiary has liability or (ii) which is maintained, sponsored, contributed to or required to be contributed to during the three-year period ending on the date of this Agreement by the Company or the Company Subsidiary on behalf of any current or former employee or director of the Company or the Company Subsidiary or any former Subsidiary of the Company or other person formerly controlled by the Company (collectively, the “Company Benefit Plans”).

(j)                                     ERISA Compliance.

(i)                                     With respect to each Company Benefit Plan:  (A) each such Company Benefit Plan currently in effect is legally valid and binding, benefits under such plan are as represented in the documents evidencing such Company Benefit Plan, the Company and the Company Subsidiary have no announced plan or commitment to modify or amend any such Company Benefit Plan, except for required amendments described in clause (B) below, or to increase benefits payable thereunder and, except for Company Benefit Plans listed on the Company Disclosure Schedule as having been terminated, each such Company Benefit Plan has been maintained in full force and effect; (B) if intended to qualify under Section 401(a) or 403(a) of the Code, (1) Section 3.01(j)(i) of the Company Disclosure Schedule so identifies each such Company Benefit Plan, (2) such Company Benefit Plan so qualifies in both form and operation, and (3) its trust is exempt from taxation under Section 501(a) of the Code; (C) such Company Benefit Plan has been administered and enforced in substantial compliance with the applicable provisions of the Code and ERISA and the terms of such Company Benefit Plan and any related collective bargaining agreement; (D) there are no actions, suits or claims pending against such Company Benefit Plan or affecting any fiduciary thereof other than claims for benefits made in the ordinary course; (E) there are presently no outstanding judgments, decrees or orders of any court or other Governmental Entity against or affecting the Company Benefit Plans, any fiduciaries thereof or the assets of any trust or insurance contract thereunder, (F) no reportable event (within the meaning of Section 4043(b) of ERISA and the regulations thereunder) has occurred during the five-year period ending on the date of this Agreement (G) all material reports and disclosures relating to the Company Benefit Plans required to be filed with or furnished to Governmental Entities, participants or beneficiaries on or prior to the Effective Time have been or will be filed or furnished in a timely manner and in accordance with applicable law, (H) all required contributions have been made on a timely basis; (I) all contributions made or required to be made under such Company Benefit Plan and intended to be deductible under the Code meet the requirements for deductibility under the Code; (J) with respect to each Company Benefit Plan subject to either Section 412 of the Code or Section 302 of ERISA (1) Section 3.01(j)(i) of the Company Disclosure Schedule identifies each such Company Benefit Plan, (2) such Company Benefit Plan uses a funding method permissible under ERISA and the actuarial assumptions used in connection therewith are reasonable, (3) such Company Benefit Plan has not incurred an accumulated funding deficiency during the five-year period ending on the date of this Agreement, whether or not waived, nor does any liability or obligation exist with respect to any accumulated funding deficiency for any time prior to such period and (4) the fair market value of the assets of such Company Benefit Plan equals or exceeds the present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA; and (K) future compliance with the requirements of ERISA or the Code as in effect at the Effective Time or with any collective bargaining agreements to which the Company or any Company Subsidiary is a party at the Effective Time will not result in any increase in the rate of benefit accrual or the liabilities of the Company or any Subsidiary under the Company Benefit Plan (except as such increase may result from changes in Applicable law).  No event has occurred in connection with which the Company or any Company Subsidiary could reasonably be expected to be subject to any material liability under Section 406, 409, 502(i) or 502(1) of ERISA, or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Company or any Company Subsidiary has agreed or is required to indemnify any person against any such material liability.

(ii)                                  To the knowledge of the Company, no amount is due or owing by the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation (“PBGC”) under Title IV of ERISA in respect of any Company Benefit Plan for any reason. No Company Benefit Plan has been terminated nor has any filing been made with the PBGC for the termination of any Company Benefit Plan subject to the provisions of Title IV of ERISA in a manner that has resulted or could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the PBGC.  The PBGC has not taken any action relating to the termination of or the appointment of a trustee to administer any Company Benefit Plan nor do conditions currently exist which could reasonably be expected to give rise to a termination proceeding brought by the PBGC with regard to any such Company Benefit Plan.

(iii)                               Section 3.01(j)(iii) of the Company Disclosure Schedule identifies each Company Benefit Plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”). In the case of each Multiemployer Plan, the Company Disclosure Schedule sets forth the contributions made to each such Multiemployer Plan by the Company or the Subsidiaries for the twelve months ended on the last day of the most recent fiscal year of each such Multiemployer Plan.  With respect to each Multiemployer Plan, to the knowledge of the Company: (i) each such Multiemployer Plan that is intended to qualify under Section 401(a) of the Code and operation and has received a favorable determination letter from the Internal Revenue Service that such Multiemployer Plan is qualified under such section, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and nothing has occurred since the date of the most recent determination letter that has affected adversely or could reasonably be expected to affect adversely such qualification or exemption; (ii) each such Multiemployer Plan is in compliance in all material respects with its terms and all governing documents as well as with the requirements prescribed by all applicable statutes, orders and governmental rules and regulations, including without limitation, ERISA and the Code; (iii) there are no actions or proceedings (other than routine claims for benefits) pending, threatened or anticipated; and (iv) no such Multiemployer Plan is under audit or investigation by either the IRS, U. S. Department of Labor, PBGC or other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax, fine or penalty.  The Company Disclosure Schedule also identifies each Multiemployer Plan that is subject to Title IV of ERISA (a “Multiemployer Pension Plan”).  With respect to each Multiemployer Pension Plan: (i) none of the Company or any of the Company Subsidiary has received a notice that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax or that any such plan is or may become “insolvent” (within the meaning of Section 4245 of ERISA); (ii) none of the Company or any of the Company Subsidiary has withdrawn therefrom in a complete withdrawal (within the meaning of Section 4203 of ERISA) or a partial withdrawal (within the meaning of Section 4205 of ERISA) or received any notice of any claim or demand in respect thereof; and (iii) to the knowledge of the Company, no withdrawal liability to any Multiemployer Pension Plan has been or is expected to be incurred with respect to any Multiemployer Pension Plan.

(iv)                              During the five year period ending at the Effective Time, none of the Company or any of the Company Subsidiary has transferred a defined benefit plan (as defined in Section 3(35) of ERISA) to a corporation that was (at the time of transfer) a member of a different controlled group of corporations (within the meaning of Section 4001(a)(14) of ERISA) than the transferor.  Neither the Company nor any Company Subsidiary has ever sponsored, maintained, contributed to, or had any obligation to contribute to, a single-employer plan which has two or more contributing sponsors at least two of whom are not under common control.

(v)                                 With respect to each Company Benefit Plan which is a “welfare plan” (as defined in Section 3(1) of ERISA):  (A) no such plan provides medical or death benefits with respect to current or former employees of the Company or the Company Subsidiary beyond their termination of employment (other than coverage mandated by law); (B) there are no provisions, assets, surplus or prepaid premiums under any such plan reflected on the most recent consolidated balance sheet included in the Company SEC Documents, except for accrued vacation pay; and (C) to the knowledge of the Company, each such plan has, to the extent applicable, been administered in substantial compliance with Sections 601-609 of ERISA and Section 4980B(f) of the Code.

(vi)                              The consummation of the Transactions will not (A) entitle any individual to severance pay, (B) increase the amount or accelerate the time of payment or vesting of compensation due or of benefits payable under any Company Benefit Plan with respect to any individual, (C) cause any amount to be treated as an “excess parachute payment” under Section 280G of the Code or (D) result in any liability of the Company or the Company Subsidiary under Title IV of ERISA or any multiemployer pension or welfare benefit plan.

(k)                                  Taxes.

(i)                                     The Company has made available or furnished to Parent all Tax Returns filed by the Company with respect to it and the Company Subsidiary for all periods ending on or after June 30, 2000 and before the date of this Agreement, and supporting information, claims for refunds of Taxes and any amendments, supplements, or other information supplied to the taxing authorities for all such periods.  The Company and the Company Subsidiary have timely filed all Tax Returns required by law to be filed by them prior to the date of this Agreement and such Tax Returns are true, complete and correct in all material respects.  The Company has paid or made adequate provision in the most recent consolidated balance sheet contained in the Company SEC Documents in accordance with GAAP for the payment of all Taxes which have accrued or have become payable with respect to the Company and the Company Subsidiary.  All Taxes that the Company and the Company Subsidiary have been required to withhold or to collect have been duly withheld or collected and all withholdings and collections either have been duly and timely paid over to the appropriate Governmental Entities or are, together with the payments due or to become due in connection therewith, duly reflected on the financial statements of the Company.  There are no audits, examinations, administrative proceedings or court proceedings, pending or, to the knowledge of the Company, proposed, with regard to any Taxes or Tax Returns filed by the Company or the Company Subsidiary.  Neither the Company nor the Company Subsidiary have given or been requested to give waivers or extensions of any statute of limitations relating to the filing of Tax Returns or the assessment of Taxes for which the Company or the Company Subsidiary may have any undisclosed liability, except for any waiver or extension which has expired.  All deficiencies asserted or assessments made as a result of any examinations have been fully paid or are adequately provided for in the most recent consolidated balance sheet contained in the Company SEC Documents, or are being contested and an adequate provision therefor has been established on such consolidated balance sheet.  To the knowledge of the Company no claim has ever been made by any Governmental Entity in a jurisdiction where the Company or the Company Subsidiary do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The Tax Returns of the Company and the Company Subsidiary have not been audited by the IRS (or the appropriate statute of limitations has expired) for any fiscal years through the fiscal year ending June 30, 2003.  The Company and/or the Company Subsidiary do not have, and have never had, a permanent establishment in any non-U.S. country, as defined in any applicable tax treaty or convention between the United States and such non-U.S. country, or any presence in a non-U.S. country with which the United States does not have a tax treaty or convention that could subject the Company and/or the Company Subsidiary to the tax laws of such non-U.S. country.

(ii)                                  Neither the Company nor the Company Subsidiary (A) is a party to any agreement providing for the allocation, payment or sharing of Taxes between the Company or the Company Subsidiary, on the one hand, and any Third Party, on the other hand; (B) has an application pending with respect to any Tax requesting permission for a change in accounting method; (C) has filed a consent, election or agreement under Section 341(f) of the Code or any similar state or local Tax elections; (D) has liability for Taxes for any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign income tax law), as transferee, successor, by contract or otherwise; and (E) has maintained its records with respect to Taxes in a commercially unreasonable manner.

(l)                                     Voting Requirements.  The affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock, voting together as a single class, at the Company Stockholders Meeting called to adopt this Agreement or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Transactions.

(m)                               State Takeover Statutes.  The Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Voting Agreement and the Transactions.  Assuming the accuracy of Parent’s representation and warranty contained in Section 3.02(d), such approval constitutes approval of the Merger and the other Transactions by the Company Board under the provisions of Section 203 of the DGCL such that the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL do not apply to this Agreement, the Merger and the other Transactions.  To the knowledge of the Company, no other state takeover statute is applicable to the Merger and the other Transactions.

(n)                                 Brokers.  Except for Citigroup Global Markets Inc., no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or the Company Subsidiary.  A true and correct copy of the Company’s engagement letter with Citigroup Global Markets Inc. has been furnished to Parent and such engagement letter encompasses the Company’s entire obligation to Citicorp Global Markets Inc. with respect to the Transactions and has not been modified or amended.

(o)                                 Intellectual Property.

(i)                                     The Company or the Company Subsidiary owns or has the valid right to use all U.S. and foreign patents, trademarks, service marks, trade names, trade dress, corporate names, domain names, copyrights, trade secrets, know-how and other confidential or proprietary technical and business information, inventions (patentable or unpatentable), processes, formulae and material software of any kind (including any and all documentation, information, materials, licenses, other agreements or rights, or registrations or applications for registration, relating to any of the foregoing), as well as all goodwill symbolized by any of the foregoing (collectively, “Intellectual Property”) necessary to carry on the business of the Company or the Company Subsidiary, as applicable, substantially as currently conducted (collectively, the “Company Intellectual Property”).

(ii)                                  (A) the activities, products and services of the Company or the Company Subsidiary do not infringe upon, to the knowledge of the Company, the Intellectual Property of any other person or entity; (B) there are no claims or suits pending or for which notice has been provided or, to the knowledge of the Company, overtly threatened (X) alleging that the Company or the Company Subsidiary’s activities, products or services infringe upon or constitute the unauthorized use of any other person or entity’s Intellectual Property or (Y) challenging the Company or the Company Subsidiary’s ownership of, right to use, or the validity or enforceability of any Company Intellectual Property or license or other agreement relating to, any Company Intellectual Property; and (C) to the knowledge of the Company, there are no infringements by third parties of any Company Intellectual Property.

(iii)                               Neither the execution, delivery nor performance of this Agreement nor the consummation of the Merger or any of the Transactions will contravene, conflict with or result in an infringement on the Surviving Corporation’s right to own or use any Company Intellectual Property.

(iv)                              The Company has previously made available or delivered to Parent a list of all registered Company Intellectual Property, together with a designation of ownership.  Since December 31, 2003, no registration of Company Intellectual Property has expired, been cancelled or abandoned.  None of the past or present employees, officers, directors, agents, consultants, independent contractors or stockholders of the Company or the Company Subsidiary have any ownership rights in any Company Intellectual Property.  All registered trademarks are registered solely in the name of the Company or the Company Subsidiary, (A) on the Principal or Supplemental Register of the United States Patent and Trademark Office, and (B) with the appropriate foreign authorities necessary for protection of the trademarks in all foreign markets where the trademarks are used, and each registration is valid, in full force and effect, and enforceable.  The Company has not licensed or sublicensed to any party to use any of the Company Intellectual Property.  There are no judgments, decrees or orders pending against or affecting any Company Intellectual Property owned or used by the Company or the Company Subsidiary.

(p)                                 Transactions with Affiliates.  None of the executive officers or directors of the Company or the Company Subsidiary nor any Affiliate of the Company and, to the knowledge of the Company, none of the individuals in such officer’s or director’s immediate family or key employees of the Company or the Company Subsidiary is a party to any contract, transaction, understanding or arrangement with the Company or the Company Subsidiary or has any interest in any real or personal property used by the Company or the Company Subsidiary.

Without limiting the generality of the foregoing, neither the Company nor the Company Subsidiary has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or the Company Subsidiary.

(q)                                 Labor Relations.  Except as identified in Section 3.01(q) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization and neither has received written notice of any proposed union certification or recognition election with respect to the Company or the Company Subsidiary, nor is the Company or the Company Subsidiary the subject of any proceeding asserting that the Company or the Company Subsidiary has committed an unfair labor practice pending, or, to the knowledge of the Company, threatened before the National Labor Relations Board or any court of law or is seeking to compel the Company or the Company Subsidiary to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or the Company Subsidiary.  The Company and the Company Subsidiary are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for instances of non-compliance that would not have a Material Adverse Effect.  There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company or the Company Subsidiary.

(r)                                    Title to Property; Condition of Assets.

(i)                                     Each of the Company and the Company Subsidiary has good and marketable title to all real property owned by it (the “Owned Real Property”) and good title to all other tangible and intangible property owned by it. All such property is held free and clear of all Liens (other than Permitted Liens) except such as set forth in the Company SEC Documents; and all of the leases and subleases material to the business of the Company or the Company Subsidiary and under which the Company or the Company Subsidiary holds the properties set forth in the Company SEC Documents (the “Leased Real Property”), are in full force and effect and are valid, binding and enforceable, and the Company or the Company Subsidiary has not received any notice of any material claim of any sort (a) that has been asserted by anyone adverse to the rights of the Company or the Company Subsidiary under any of the leases or subleases mentioned in this Section 3.01(r) or (b) that affects or questions the rights of the Company or Company Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(ii)                                  Neither the Company nor the Company Subsidiary has received any written notice that any entity or Governmental Entity considers the operation, use or ownership of the Owned Real Property or the Leased Real Property to have violated any zoning, land use or similar laws, ordinances, rules, regulations or administrative interpretations applicable thereto, or that any investigation has been commenced regarding such possible violation.  To the knowledge of the Company, the present use and operation of the Owned Real Property and the Leased Real Property is in compliance with all existing zoning, land use and similar laws, ordinances, rules, regulations or administrative interpretations applicable thereto.  No condemnation or eminent domain proceeding against any part of the Owned Real Property or Leased Real Property is pending or, to the knowledge of the Company, threatened.  All operating facilities located on the Owned Real Property and the Leased Real Property are supplied with utilities and other services, assuming the operation of such utilities, in such amounts as are reasonably necessary for the current operation of such facilities, including gas, electricity, water, waste water, irrigation, drainage, and similar reasonably required services.

(iii)                               All of the tangible personal property used in the operation of the business (including, without limitation, the physical plants and equipment) of the Company and the Company Subsidiary has been maintained in accordance with standard industry practice or is in sufficient operating condition and repair for the operation of the business of the Company and the Company Subsidiary as currently conducted, except for ordinary wear and tear and such repair, maintenance or replacement items as are set forth on Section 3.01(r) to the Company Disclosure Schedule.

(s)                                  Environmental Matters.

(i)                                     The operations of the Company and the Company Subsidiary have been and are currently in compliance with all applicable Environmental Laws, including without limitation the possession of and compliance with all permits, licenses, authorizations and approvals required under applicable Environmental Laws (the “Environmental Permits”).  There are no present, and to the knowledge of the Company there have not been any past, violations under any such Environmental Permits, and there are no present, and to the knowledge of the Company there have not been any no past, events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any applicable Environmental Law.

(ii)                                  Neither the Company nor the Company Subsidiary has received any written complaint, claim, notice or request for information concerning any violation, or any liability under, any applicable Environmental Laws during the past seven years.  There are no writs, injunctions, decrees, orders or judgments outstanding, relating to compliance by the Company or the Company Subsidiary with, or liability of the Company or the Company Subsidiary under, any applicable Environmental Laws. There are no environmental liens, declarations or deed restrictions affecting the properties of the Company or the Company Subsidiary.  Neither the Company nor the Company Subsidiary is required by any Governmental Entity or any other person to make any expenditure to remedy any violation of Environmental Law or to enable any existing facility or plant of the Company or the Company Subsidiary to operate at its full capacity.

(iii)                               Except as permitted by applicable Environmental Laws and the Environmental Permits, no Hazardous Substances are or, to the knowledge of the Company, have been, stored or otherwise held or released on, under or about any properties owned by, leased by or leased to, or operated by the Company or the Company Subsidiary during or, to the knowledge of the Company, prior to, the Company’s or the Company Subsidiary’s period of ownership, lease or operation of the property.

(iv)                              No Hazardous Substance underground storage tanks currently exist or, to the knowledge of the Company, have existed on any properties currently owned by, leased by or leased to, or operated by the Company or the Company Subsidiary.  No Hazardous Substance underground storage tanks existed on any properties previously owned by, leased by or leased to, or operated by the Company or the Company Subsidiary during or, to the knowledge or the Company, prior to, the Company’s or the Company Subsidiary’s period of ownership, lease, or operation of the property.

(v)                                 Neither the Company nor the Company Subsidiary: (A) has disposed of or buried any Hazardous Substances located in or on any properties currently or previously owned by, leased by or to, or operated by the Company or the Company Subsidiary, or have any been released by the Company or the Company Subsidiary except in compliance with all applicable Environmental Laws; (B) has received any written notice from any person or entity alleging that the Company or the Company Subsidiary has disposed of any Hazardous Substance on any properties currently or previously owned by, leased by or to, or operated by the Company or the Company Subsidiary; or (C) has disposed of any Hazardous Substance on third-party sites in violation of any Environmental Law or incurred any liability for the unlawful generation, treatment, storage or disposal, of Hazardous Substances.

(vi)                              To the knowledge of the Company, each of the Company and the Company Subsidiary has provided to Parent all environmental audits, site assessments, or reports, environmental impact statements, and liability studies prepared within the past 15 years by or for the Company or the Company Subsidiary, or by or for any Third Party, including Government Authorities, insurance companies or financial institutions, in each case to the extent in the possession or control of the Company or the Company Subsidiary.

(t)                                    Insurance.  The Company and the Company Subsidiary have been covered during the past five years by insurance, issued by companies believed by the Company to be sound and reputable, in scope and amount customary and reasonable for the businesses in which it has been engaged during such period.  No notice of cancellation or termination or rejection of any claim has been received by the Company or the Company Subsidiary with respect to any such policy in the last year.  During the past five years, all insurance policies covering general liability maintained by or for the benefit of the Company or its Subsidiaries have been “occurrence” policies and not “claims made” policies.

(u)                                 Absence of Product Recall.  The Company and the Company Subsidiary have not, for the past three years, recalled any products made, bottled, distributed or sold by the Company or the Company Subsidiary and neither the Company nor the Company Subsidiary is now, nor has it ever been, under any obligation to do so, and there is no reasonable basis known to the Company or the Company Subsidiary for any such recall.

(v)                                 Grape Vines.  To the knowledge of the Company, the grape vines on the vineyard portion of the Owned Real Property and the Leased Real Property are in good condition, and free in all material respects of disease, infestation or other defects.

(w)                               Material Contracts.

(i)                                     Except for contracts, agreements or other instruments that have been filed by the Company as exhibits to the Company SEC Documents pursuant to Item 601(b)(10) of Regulation S-K (“Public Contracts”) and except as set forth in Section 3.01(w)(i) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to, and none of their respective properties or other assets is subject to, any of following (which, together with the contracts set forth in Section 3.01(w)(i) of the Company Disclosure Schedule and the Public Contracts, are referred to collectively hereinafter as the “Material Contracts”):  (A) any agreement or indenture relating to the borrowing of money in excess of $250,000 in principal amount or mortgaging, pledging or otherwise placing a Lien on any portion of its assets to secure an obligation in excess of $250,000 in principal amount; (B) any guaranty of any obligation for borrowed money in excess of $250,000 in principal amount; (C) any lease or sublease relating to Leased Real Property; (D) any lease or agreement under which it is lessee of or holds or operates any personal property owned by any other party with annual payments of at least $250,000; (E) any manufacturer’s representative, sales agency or distribution contracts that have a term of one year or more and are not terminable by the Company or the Company Subsidiary on notice of six months or less without penalty; (F) any written agreement (except collective bargaining agreements and employment manuals) with any officer, director or employee of the Company or the Company Subsidiary providing for the terms of his or her employment with the Company or the Company Subsidiary and/or the terms of his or her severance or other payments upon termination of or change in such employment or any change of control of the Company, (G) any contract or agreement providing for the indemnification of any officer or director of the Company or the Company Subsidiary; (H) any contract prohibiting or materially restricting the ability of the Company or the Company Subsidiary to compete in any geographic area with any person, other than (1) distribution (including independent sales representative)

contracts that have a term of less than one year or are terminable by the Company or the Company Subsidiary on notice of six months or less without penalty, and, in each case, which are not material to the Company and (2) supplier and customer agreements relating to nondisclosure of confidential information of the other party which are not material to the Company or the Company Subsidiary; (I) any contract the terms of which require the consent of the counter-party under the proposed Transactions; (J) any joint venture agreement, partnership agreement or other similar contract involving a sharing of profits and expenses; (K) any contract or group of related contracts with the same party relating to the 2005 or any subsequent vintage with payments of $500,000 or more; or (L) any contract or group of related contracts with the same party for the purchase, sale or provision of goods (including grapes, bulk wine or case goods), inventories, supplies or services (including winemaking, processing, barrel fermentation and bottling and storage services) relating to the 2005 or any subsequent vintage with payments in any year of $500,000 or more.  The Company has made available to Parent true, correct and complete copies of each such Material Contract that is not a Public Contract.

(ii)                                  Neither the Company nor the Company Subsidiary has breached, is in default under, or has received written notice of any breach of or default under (or, would be in default, breach or violation with notice or lapse of time, or both), any Material Contract.  To the knowledge of the Company, no other party to any of the Material Contracts has breached or is in default of any of its obligations thereunder in any material respect.  Each of the Material Contracts is legal, valid, binding and enforceable.  The consummation of the Transactions will not result in a violation or breach of any Material Contract by the Company or the Company Subsidiary.

(x)                                   Opinion of Financial Advisor.  The Company Board has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of its opinion, the Merger Consideration is fair, from a financial point of view, to the holders of the Class B Common Stock.

(y)                                 Disclosure.  None of this Agreement, the Company Disclosure Schedule, any Exhibit or certificate attached hereto or delivered in accordance with the terms hereof or any document or statement in writing which has been supplied to Parent or its representatives by or on behalf of the Company or the Company Subsidiary in connection with the Transactions contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained herein and/or therein not misleading, except as would not have a Material Adverse Effect.

Section 3.02                                Representations and Warranties of Parent.  Parent represents and warrants to the Company as follows:

(a)                                  Organization, Standing and Corporate Power.  Each of Parent and Purchaser is a corporation or other legal entity duly formed or organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted.  Each of Parent and Purchaser is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not constitute a Parent Material Adverse Effect.

(b)                                 Authority; Noncontravention.  Each of Parent and Purchaser has all requisite limited liability company or corporate power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions.  The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of the Manager (in its own capacity and as manager of Parent) and Purchaser.  This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.  The execution and delivery of this Agreement by Parent and Purchaser does not, and the consummation of the Transactions and compliance with the provisions of this Agreement by Parent and Purchaser will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, (i) the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Purchaser, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, instrument, permit or license to which Parent or any of its subsidiaries is a party or by which Parent, any of Parent’s subsidiaries or any of their respective properties or assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens (other than Permitted Liens) that would not have a Parent Material Adverse Effect.  No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Parent, Purchaser or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent or Purchaser of the Transactions, except for: (1) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions; (2) the filing of the Certificate of Merger (including the Surviving Corporation Certificate) with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or “blue sky” laws; (3) the filing of a pre-merger notification and report form by the LLC under the HSR Act and the expiration or termination of the waiting period thereunder and the filing of comparable pre-merger notifications in non-U.S. jurisdictions, if applicable, and the expiration of any mandatory waiting periods thereunder; and (4) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not have a Parent Material Adverse Effect.

(c)                                  Information Supplied.  None of the information supplied or to be supplied by Parent or Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d)                                 Ownership of Company Common Stock.  Neither Parent, nor Purchaser nor any of their subsidiaries beneficially owns (as defined in Rule 13d – 3 under the Exchange Act) any Shares.

(e)                                  Sufficient Funds.  Parent will have, as and when required, and will make available to Purchaser, sufficient funds to purchase all of the Shares outstanding on a fully diluted basis at a price equal to the Merger Consideration in accordance with the terms of this Agreement.

(f)                                    Brokers.  Except for JP Morgan Securities Inc., no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

(g)                                 No Prior Activities.  Purchaser was formed solely for the purpose of engaging in the Transactions, has no subsidiaries and has undertaken no business activities other than in connection with entering into this Agreement and engaging in the Transactions.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01                                Conduct of Business of the Company or the Company Subsidiary.  The Company agrees that, except as: (i) set forth in Section 4.01 of the Company Disclosure Schedule, (ii) otherwise expressly permitted, required or specifically contemplated by this Agreement or (iii) consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time:

(a)                                  The Company shall, and it shall cause the Company Subsidiary to, carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization (other than internal organizational realignments), to keep available the services of its current officers and other current key employees and to maintain satisfactory relationships with customers, suppliers, licensors, distributors and others having significant business dealings with the Company and the Company Subsidiary.

(b)                                 The Company shall not, and shall not permit the Company Subsidiary to:  (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than intercompany payments between the Company and the Company Subsidiary; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof under the Company Stock Option Plans or in connection with other awards under the Company Stock Option Plans outstanding as of the date hereof in accordance with their present terms; (iii) except pursuant to agreements entered into with respect to the Company Stock Option Plans outstanding as of the date hereof in accordance with their present terms, purchase, redeem or otherwise acquire any shares of capital stock of the Company or the Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (iv) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options which (A) are outstanding as the date hereof or (B) are granted pursuant to the automatic grant provisions of the Director Option Plan, in each case in accordance with the present terms thereof); (v) amend its certificate of incorporation or bylaws or any similar charter document; (vi) acquire any real property, any vineyards, any business or any person; (vii) acquire any equipment other than in the ordinary course of business consistent with past practice or in connection with the matters disclosed in Section 4.01(b)(xi) of the Company Disclosure Schedule; (viii) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its real property, vineyards, plants, equipment or other assets (including securitization), other than the sale of inventory at fair market value in the ordinary course of business consistent with past practice; (ix) incur or prepay any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any person other than the Company Subsidiary, except in the ordinary course of business consistent with past practice; (x) fail to maintain insurance consistent with past practices for its business; (xi) change any accounting method or practice except insofar as may be required by a change in GAAP; (xii) make or enter into any binding commitment for any capital expenditures or related group of capital expenditures of $500,000 or more in the aggregate except as set forth in Section 4.01(b)(xii) of the Company Disclosure Schedule; (xiii) enter into, modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder; (xiv) initiate any material new product promotions, material product discounts or other material price decreases (in each case except in connection with close-out of current finished goods or to meet or anticipate market conditions in the ordinary course of business), (xv) increase the amount outstanding on its existing working capital line of credit above $11,500,000; (xvi) enter into any contract, commitment or understanding with any Affiliate, officer, director or stockholder; (xviii) take, or agree to commit to take, any action that would result in or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or that would materially impair the ability of the Company, Parent or Purchaser to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or (xix) authorize, or commit or agree to take, any of the foregoing actions.

(c)                                  The Company shall not, and shall not permit the Company Subsidiary to, permit or authorize Jeffrey B. O’Neill, acting in his capacity as the Chief Executive Officer of the Company, or acting or purporting to act in any other capacity on behalf of the Company, to enter into, make any binding commitment to enter into, modify or terminate, any contract, commitment, arrangement or understanding that is or may be binding on the Company, without, in each case, having obtained the prior approval of the entire Company Board at a meeting duly called and duly held.

Section 4.02                                No Solicitation by the Company.

(a)                                  The Company shall, and it shall cause the Company Subsidiary and each officer, employee, agent and representative (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or the Company Subsidiary) (each, a “Representative”) of the Company and the Company Subsidiary to, immediately cease any discussions or negotiations with any other parties conducted heretofore (other than Parent and the Purchaser) with respect to any Takeover Proposal (as defined below).  The Company shall, and it shall require the Company Subsidiary and the Representatives to, promptly after the Company Stockholder Approval, require any party that previously received any confidential information of the Company or the Company Subsidiary in connection with any Takeover Proposal to immediately return or destroy such information.  The Company shall not, nor shall it permit the Company Subsidiary or any Representative of the Company or the Company Subsidiary to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal or (ii) solicit, initiate, encourage, facilitate or otherwise participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, any Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the foregoing by any Representative of the Company, any Representative of the Company Subsidiary or the Company Subsidiary shall be a violation of this Section by the Company.  Notwithstanding the foregoing, at any time prior to receipt of Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Company Board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes or is likely to lead to a Superior Proposal (as defined below), and which Takeover Proposal was not solicited in violation of this Agreement and did not otherwise result from a breach of this Section 4.02(a), the Company may, if the Company Board determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, and after providing written notice of its decision to take such action to Parent (the “Company Notice”) and compliance with Section 4.02(c), following delivery of the Company Notice: (x) furnish information with respect to the Company to any person making such a Takeover Proposal pursuant to a customary confidentiality agreement not less restrictive of such person as the Confidentiality Agreement (as defined in Section 5.02) between the Company and Parent (as reasonably determined by the Company after consultation with its outside counsel), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with such person regarding such a Takeover Proposal.  For purposes of this Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any person relating to any (v) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company or the Company Subsidiary, (w) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or the Company Subsidiary, (x) tender offer or exchange offer that if consummated would result in any person beneficially owning (as defined in Rule 13d–3 under the Exchange Act) 15% or more of any class of equity securities of the Company or the Company Subsidiary, (y) “Rule 13(e)(3) transaction” as defined in Rule 13e-3(a)(3) under the Exchange Act with respect to the Company, regardless of the form of such transaction or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Company Subsidiary, other than the Transactions.

(b)                                 Except as expressly permitted by this Section 4.02, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation or declaration of advisability by the Company Board or any committee thereof of the Merger or the Transactions, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Takeover Proposal (other than from the Parent or Purchaser) or (iii) cause or authorize the Company or the Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Takeover Proposal.  Notwithstanding the foregoing, at any time prior to receipt of Company Stockholder Approval, in the event that the Company Board determines in good faith, after consultation with the Company’s outside counsel and its financial advisors, that a Takeover Proposal is a Superior Proposal, the Company Board may, if the Company has fully complied with Section 4.02(a) and if the Company Board determines in good faith (after consultation with outside counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law (subject to this and the following sentences): (w) withdraw or adversely modify its approval or recommendation of the Transactions or the matters to be considered at the Company Stockholders Meeting, (x) approve or recommend such Superior Proposal, (y) terminate this Agreement and (z) enter into a Company Acquisition Agreement with respect to such Superior Proposal, but only after three business days following Parent’s receipt of a written notice (“Notice of Adverse Recommendation”) advising Parent that the Company Board is prepared to terminate this Agreement (which notice shall include all information required in a Company Notice) and only if during such three business day period, the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the transactions contemplated herein on such adjusted terms; it being understood and agreed that any material change in the terms and conditions of the Superior Proposal following such negotiations with Parent shall require a new Notice of Adverse Recommendation from the Company to the Parent and a new three business day period.  In determining whether to send a Notice of Adverse Recommendation in response to a Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise. For purposes of this Agreement, a “Superior Proposal” means (A) any bona fide written proposal made by a Third Party that if consummated would result in such Third Party acquiring, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company or the Company Subsidiary or (B) any “Rule 13(e)(3) transaction” as defined in Rule 13e-3(a)(3) under the Exchange Act with respect to the Company, regardless of the form of such transaction, in either case otherwise on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such Proposal or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including, without limitation, the presence or absence of a financing contingency.

(c)                                  In addition to the obligations of the Company and the Company Subsidiary set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent in writing of any Takeover Proposal, and any Company Notice shall specify in writing the material terms and conditions of any such Takeover Proposal and the identity of the person making such Takeover Proposal.  The Company shall (i) keep Parent fully informed of the status and material terms and conditions (including any material change to the terms thereof) of any such Takeover Proposal and (ii) provide Parent as soon as practicable after receipt or delivery thereof with copies of any such Takeover Proposal or correspondence concerning material developments or material changes with respect to any such Takeover Proposal.

(d)                                 Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e–2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would constitute a violation of applicable law; provided, however, that in no event shall the Company, the Company Subsidiary, or the any committee thereof (or any of their respective representatives or advisors) take, or agree or resolve to take, any action prohibited by Section 4.02(b).

Section 4.03                                Compensation Plans.  During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees that, except as set forth in Section 4.03 of the Company Disclosure Schedule, it shall not, and it shall not permit the Company Subsidiary to, do any of the following without the prior written consent of Parent, except as required by applicable law or pursuant to existing contractual arrangements:

(a)                                  enter into, adopt or amend any Company Benefit Plans to materially increase the benefits thereunder;

(b)                                 grant or become obligated to grant any increase in the compensation or fringe benefits of directors, officers or employees (including any such increase pursuant to any Company Benefit Plans) or any increase in the compensation payable or to become payable to any officer, except for increases in compensation in the ordinary course of business consistent with past practice, or enter into any contract or arrangement to do any of the foregoing, except for normal increases and non-stock benefit changes in the ordinary course of business consistent with past practice;

(c)                                  make any material change in any Company Benefit Plans arrangement or enter into any employment or similar agreement or arrangement with any employee; provided, however, that the foregoing shall not preclude the Company from (i) accelerating, amending or changing the period of exercisability of outstanding Company Stock Options or authorize cash payments in exchange for any such Company Stock Options or (ii) accelerating the vesting of any outstanding Company Stock Option pursuant to Section 16 of the Company Stock Plan; or

(d)                                 enter into or renew any contract or arrangement providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered in favor of such individual, upon the occurrence of any of the Transactions.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01                                Stockholders’ Meeting; Proxy Statement.

(a)                                  The Company, acting through the Company Board, shall, in accordance with applicable law:

(i)                                     promptly establish a record date (which shall be as soon as practicable after the date of this Agreement) for, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement; provided that if in accordance with the terms of the Voting Agreement, SBIC Partners, L.P., a Texas limited partnership, provides its written consent to approve and adopt this Agreement and the Transactions, the Company shall in lieu of such special meeting of the Company’s stockholders take such other action as is required or advisable to comply with applicable law concerning stockholder notice and approval of this Agreement and the Transactions (the stockholder approval under this Section 5.01(a)(i), the “Company Stockholders Meeting”));

(ii)                                  prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by applicable law and the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the “Proxy Statement”), to be mailed to its stockholders; provided that that the Company (A) will promptly notify Parent of its receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements of the Proxy Statement or for additional information; (B) will promptly provide Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger and (C) will not amend or supplement the Proxy Statement without first consulting with Parent and its counsel;

(iii)                               include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

(iv)                              if applicable, use its reasonable best efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure any vote or consent of stockholders required by Delaware law to effect the Merger.

(b)                                 Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement.

Section 5.02                                Access to Information; Confidentiality.  To the extent permitted by applicable law and subject to the Agreement dated January 12, 2004, by and between Parent and the Company, as amended (the “Confidentiality Agreement”), the Company shall afford to Parent and to the officers, employees, accountants, counsel, financial advisors, financing sources and their advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to the Company and the Company Subsidiary’s properties, books, financial ledgers and balances, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent all other information concerning the business, properties and personnel of the Company and the Company Subsidiary as Parent may reasonably request.  On or before the twentieth business day of each month prior to Closing, the Company will deliver to Parent an unaudited balance sheet as of the prior month-end and the related unaudited financial statements for such month.  Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 5.03                                Reasonable Best Efforts; Cooperation.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  Nothing set forth in this Section 5.03 will limit or affect actions permitted to be taken pursuant to Section 4.02.

Section 5.04                                Indemnification, Exculpation and Insurance.  Prior to the Effective Time, the Company shall obtain and pay in full the premium for “tail-coverage” for a period of six years with respect to the policy of directors’ and officers’ liability insurance (the “Policy”) existing as of the date hereof providing for the benefit of those persons who are directors and officers of the Company or the Company Subsidiary at the date hereof and at the Effective Time (the “Covered Persons”) for a one-time premium not to exceed $1,300,000.  For a period of six years following the Effective Time, Parent shall (a) not take any action to cancel, amend or otherwise reduce the coverage under such Policy and (b) cause the Company Subsidiary to indemnify and hold harmless (including any obligations to advance expenses) the Covered Persons in respect of acts or omissions occurring in their capacities as directors and officers of the Company or the Company Subsidiary prior to the Effective Time to the fullest extent (i) permitted under the DGCL, the Company’s Second Amended and Restated Certificate of Incorporation and bylaws and the Company Subsidiary’s Articles of Incorporation and bylaws, each as in effect immediately prior to the Effective Time and (ii) covered under the Policy; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law; and provided further, that Parent shall be obligated to indemnify and hold harmless the Covered Persons if and only if, and only to such extent, that the Company or the Company Subsidiary has transferred net assets to Parent after the Effective Time.

Section 5.05                                Public Announcements.  Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq Stock Market.  The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

Section 5.06                                Employee Benefit Plans.

(a)                                  Parent hereby agrees that individuals who are employed by the Company and the Company Subsidiary as of the Closing (other than officers) shall continue to be employed by the Surviving Corporation and its subsidiaries immediately following the Closing.  Neither this Section 5.06 nor any other provision of this Agreement shall limit the ability or right of the Company or the Company Subsidiary to terminate the employment of any of its employees after the Closing (subject to any rights of any such employee pursuant to any contract, agreement, arrangement, policy, plan or commitment).

(b)                                 From and after the Closing, for purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Company), Parent shall, or shall cause its subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its Affiliates of each person who is an employee of the Company or its subsidiaries immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its Affiliates prior to the Closing) as service rendered to Parent or its subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual under defined benefit pension plans); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit.  Parent shall also cause each Parent Benefit Plan to waive any preexisting condition which was waived under the terms of any Company Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing.  Parent shall recognize any accrued but unused vacation and sabbatical time of the Company Employees as of the Closing Date, and Parent shall cause the Company and its subsidiaries to provide such paid vacation and sabbatical time.

(c)                                  Parent acknowledges that for purposes of all the applicable Company Benefit Plans, the execution of this Agreement and the consummation of the Transactions will constitute a “Change in Control” of the Company (as that term is defined in such plans, agreements and arrangements).

Section 5.07                                Purchaser Compliance.  Parent shall cause Purchaser to comply with all of its obligations under or related to this Agreement.

Section 5.08                                Voting Agreement.  Concurrently herewith, SBIC Partners, L.P. entered into a Voting and Irrevocable Proxy Agreement with Parent in substantially the form attached hereto as Exhibit A (the “Voting Agreement”).

Section 5.09                                Escrow Agreement.  Within two business days following execution of this Agreement by the Company, Parent will deposit $8.25 million in cash into an escrow account (the “Escrow Amount”) pursuant to the terms of an Escrow Agreement in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”).  The Escrow Amount shall be disbursed in accordance with the terms of the Escrow Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01                                Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)                                  Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)                                 No Injunctions or Restraints.  No judgment, order (including any temporary restraining order), decree or injunction (including any preliminary injunction), entered, enforced or issued by any Governmental Entity or other similar legal restraint or prohibition (individually a “Restraint” and collectively, “Restraints”) shall be in effect (i) imposing material limitations on the ability of Parent or its Affiliates to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing material sanctions, damages, or liabilities directly arising out of the Merger on Parent, the Managing Member or any of its officers or directors; (iv) requiring divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent or (v) preventing the consummation of the Merger; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(c)                                  Illegality.  There shall not be any action taken, or any statute, rule, regulation or ordinance enacted, enforced or deemed applicable to the Merger, which makes consummation of the Merger illegal.

(d)                                 Antitrust Filings.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired, been terminated or, to the extent applicable, all approvals under such requirements shall have been obtained.

Section 6.02                                Additional Conditions to Obligations of Parent and Purchaser.  The obligations of Parent and Purchaser to effect the Merger are also subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time (except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (iii) below)); and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Affect” or “knowledge” of the Company set forth therein) would not have a Material Adverse Effect) with the same force and effect as if made on and as of the Effective Time, and Parent and Purchaser shall have received a certificate to such effect signed by the Chairman of the Company Board and Chief Financial Officer of the Company.

(b)                                 Agreements and Covenants.  The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time, except where the failure to perform such obligations would not have a Material Adverse Effect; and Parent and Purchaser shall have received a certificate to such effect signed by the Chairman of the Board of Directors and the Chief Financial Officer of the Company.

(c)                                  Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

Section 6.03                                Additional Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct on and as of the Effective Time (except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date (subject to the qualifications in clause (iii) below)) and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or “knowledge” of Parent set forth therein) would not have a Parent Material Adverse Effect) with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the sole Manager of Parent.

(b)                                 Agreements and Covenants.  Parent and Purchaser shall have performed in all material respects all obligations required to be performed by each under this Agreement at or prior to the Effective Time, except where the failure to perform such obligations would not have a Parent Material Adverse Effect; and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the sole Manager of Parent.

Section 6.04                                Frustration of Closing Conditions.  None of Parent, Purchaser or the Company may rely on the failure of any condition set forth in Section 6.01 to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other Transactions.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01                                Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a)                                  by mutual written consent of Parent and the Company duly authorized by the respective boards of directors of the Manager of Parent and the Company;

(b)                                 by either Parent or the Company if any Restraint having any of the effects set forth in Section 6.01(b) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint;

(c)                                  by either Parent or the Company if Section 6.01(c) shall be in effect;

(d)                                 by either Parent or the Company if the Merger shall not have been consummated by July 31, 2004; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(d) shall have used its reasonable best efforts to consummate the Merger, as required by and subject to Section 5.03;

(e)                                  by either Parent or the Company if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Company stockholders or any adjournment or postponement thereof;

(f)                                    by the Company:

(i)                                     if Parent or Purchaser shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent or Purchaser, as applicable, except, in any case, for such breaches or failures to perform which would not have a Parent Material Adverse Effect (it being understood that (i) the Company may not terminate this Agreement pursuant to this Section 7.01(f)(i) after notice of such breach if such breach shall have been cured within 30 days or Company shall then be in material breach of this Agreement and (ii) no cure period shall be required for a breach which by its nature cannot be cured), and such breach or failure to perform would result in the failure to satisfy the condition set forth in Section 6.03; or

(ii)                                  if the Company Board shall have exercised its termination rights set forth in Section 4.02(b); provided that, in order for the termination of this Agreement pursuant to this Section 7.01(f)(ii) to be deemed effective, the Company shall have complied with all provisions of Section 4.02, including the notice provisions therein;

(g)                                 by Parent or Purchaser:

(i)                                     if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Company except, in any case, for such breaches or failures to perform which would not have a Material Adverse Effect (it being understood that (i) Parent or Purchaser may not terminate this Agreement pursuant to this Section 7.01(g)(i) after notice of such breach if such breach shall have been cured within 30 days or Parent or Purchaser shall then be in material breach of this Agreement and (ii) no cure period shall be required for a breach which by its nature cannot be cured); or

(ii)                                  if the Company makes a Notice of Adverse Recommendation as set forth in Section 4.02(b), whether or not permitted by the terms of this Agreement.

Section 7.02                                Effect of Termination.  In the event of termination of this Agreement by either the Company, Parent or Purchaser as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of the third sentence of Section 5.02, this Section 7.02, Section 7.03 and Article VIII, which provisions survive such termination; provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 7.03                                Fees and Expenses.  Except as provided in this Section 7.03, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(a)                                  In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f)(ii) or by the Parent or Purchaser pursuant to Section 7.01(g)(ii), and the Company enters into a definitive agreement to consummate, or consummates, a transaction contemplated by any Takeover Proposal within twelve (12) months of the date of such termination, then within one business day after the date of the consummation of such transaction, the Company shall pay Parent a fee of an amount equal to One Million Eight Hundred Thousand Dollars ($1,800,000) by wire transfer of same day funds.

(b)                                 In the event that (i) a Pre-Termination Takeover Proposal Event (as defined below) shall occur and thereafter this Agreement is terminated by either Parent or the Company in accordance with the terms of this Agreement and (ii) within twelve (12) months following the date of such termination the Company enters into a Company Acquisition Agreement to consummate, or consummates, a transaction contemplated by any Takeover Proposal, then within one business day after the date of the consummation of such transaction, the Company shall pay Parent a fee of an amount equal to One Million Eight Hundred Thousand Dollars ($1,800,000) by wire transfer of same day funds.  A “Pre-Termination Takeover Proposal Event” shall be deemed to occur if a Takeover Proposal shall have been publicly made directly to the Company’s stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal.

(c)                                  In the event that this Agreement is terminated by the Company pursuant to Section 7.01(f)(ii) or by the Parent or Purchaser pursuant to Section 7.01(g)(ii), or if a Pre-Termination Takeover Proposal Event shall occur and thereafter this Agreement is terminated by either Parent or the Company in accordance with the terms of this Agreement, then within one business day after the later of the date of such termination or the presentation by Parent to Company of a demand for reimbursement of expenses incurred by Parent in connection with this Agreement and the proposed Transactions (the “Expenses”), the Company shall reimburse Parent for the amount of such Expenses (not to exceed $500,000 in the aggregate) by wire transfer of same day funds.

Section 7.04                                Amendment.  This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or the members of Parent without the further approval of such stockholders or members.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.05                                Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01                                Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 8.02                                Notices.  All notices, requests, claims, demands and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), or the next business day if delivered by a commercial courier guaranteeing overnight delivery to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or as of the date delivered if sent by facsimile transmission, with confirmation received, to the facsimile number specified below:

(a)                                  if to Parent or Purchaser, to:

The Wine Group LLC
240 Stockton Street
Suite 800
San Francisco, CA  94108

Telecopy No.:  (415) 986-4305
Attention:  David B. Kent

with a copy to:

Kirkpatrick & Lockhart LLP

Four Embarcadero Center, 10th Floor

San Francisco, CA 94111

Attention:  Timothy S. McCann, Esq.

Telecopy No.:  415.249.1001

(b)                                 if to the Company, to

Golden State Vintners, Inc.
607 Airpark Road
Napa, CA  94558
Telecopy No.: 707.254.4920
Attention:  John Kelleher

with copies to:

Farella Braun + Martel LLP
235 Montgomery Street
San Francisco, California 94104
Telecopy No.:  (415) 954-4480
Attention:                                         Daniel E. Cohn, Esq.

Section 8.03                                Definitions.  For purposes of this Agreement:

(a)                                  “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

(b)                                 “Environmental Law” means any federal, state or local law (whether under common law, statute, rule, regulation or otherwise), requirement under permit issued with respect thereto, and other requirement of Governmental Entities relating to the environment, any Hazardous Substance, or to any activities involving Hazardous Substances or occupational health and safety, including, but not limited to, the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation And Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, collectively referred to as “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right To-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.

(c)                                  “Hazardous Substance” means any substance, material, chemical or waste that is listed, or contains material amounts of one or more components that are defined, designated or classified as hazardous, acutely hazardous, toxic, radioactive or dangerous under any applicable Environmental Law, as well as any industrial waste, industrial wastewater sewage, asbestos or asbestos containing material, petroleum and any derivative or by-products thereof, crude oil or any fraction thereof, or polychlorinated biphenyls (PCBs).

(d)                                 “knowledge” of any person that is not an individual means the actual knowledge of such person’s executive officers.

(e)                                  “Manager” means The Wine Group, Inc., a California corporation, in its capacity as sole manager of Parent.

(f)                                    “Material Adverse Change” or “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is individually or in the aggregate, materially adverse to: (i) the business, assets, financial condition or results of operations of the Company and the Company Subsidiary, taken as a whole; (ii) the ability of the Company and the Company Subsidiary to conduct their respective businesses after the Effective Time substantially as such businesses are being conducted as of the date hereof; or (iii) the ability of the Company to timely consummate the transactions contemplated hereby or to perform its obligations hereunder; in each case other than any change, effect, event or occurrence relating specifically to (x) the economy of the United States in general, (y) this Agreement and the transactions contemplated hereby or the announcement thereof or (z) the industry in which the Company operates in general, and not specifically relating to the Company or the Company Subsidiary.

(g)                                 “Parent Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is individually or in the aggregate, materially adverse to: (i) the business, assets, financial condition or results of operations of Parent and Purchaser, taken as a whole; (ii) the ability of Parent and its subsidiaries to conduct their respective businesses after the Effective Time substantially as such business is being conducted as of the date hereof; or (iii) the ability of Parent and Purchaser to timely consummate the transactions contemplated hereby or to perform their obligations hereunder; in each case other than any change, effect, event or occurrence relating specifically to (x) the economy of the United States in general, (y) this Agreement and the transactions contemplated hereby or the announcement thereof or (z) the industry in which Parent operates in general, and not specifically relating to Parent or Purchaser.

(h)                                 “Permitted Liens” means mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business (which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings), liens arising under original purchase price conditional sales contracts or equipment leases with Third Parties entered into in the ordinary course of business (which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings), liens for taxes and other governmental charges, if adequate reserves are maintained, which are not due and payable or which may thereafter be paid without penalty, imperfections of title, restrictions or encumbrances, which imperfections of title, restrictions and encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of (i) the business of the Company and the Company Subsidiary, taken as a whole, or (ii) the Parent and the Purchaser, taken as a whole, as applicable, in each case as presently conducted.

(i)                                     “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(j)                                     a “subsidiary” of any person means a corporation, limited liability company, partnership or other business organization or entity of which such person owns, either directly or through its subsidiaries, (i) more than 50% of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests therein, or (C) the capital or profit interests therein, in the case of a partnership; or (b) otherwise has the power to vote or direct voting of sufficient securities to elect a majority of the board of directors or similar governing body of such entity.

(k)                                  “Tax” or “Taxes” means taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, sales, use, service, real or personal property, special assessments, license, payroll, withholding, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

(l)                                     “Tax Returns” means returns, reports, schedules and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

(m)                               “Third Party” means any person other than a party to this Agreement.

Section 8.04                                Interpretation.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents, index of terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “will” and “shall” have the same meaning and mean “must” unless the context otherwise requires.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

Section 8.05                                Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.06                                Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the documents and instruments referred to herein), and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.04 and Section 5.07, are not intended to confer upon any person other than the parties any rights or remedies.

Section 8.07           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.08                                Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent; provided that Parent shall be obligated to cause such subsidiary to comply with its obligations under or related to this Agreement.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.09                                WAIVER OF JURY TRIAL.  EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10                                Jurisdiction; Consent to Service of Process.

(a)                                  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the federal and state courts of the State of Delaware (a “Delaware Court”), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

(b)                                 It will be a condition precedent to each party’s right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

(c)                                  No party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing the same in another jurisdiction.

(d)                                 Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.  Each party irrevocably consents to service of process in any manner permitted by applicable law.

Section 8.11                                Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12                                Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

THE WINE GROUP LLC

By: THE WINE GROUP, INC.

By:	/s/ David B. Kent
David B. Kent
Chief Executive Officer

HAWK MERGER SUB, INC.

By:	/s/ David B. Kent
David B. Kent
Chief Executive Officer

THE WINE GROUP, INC.

By:	/s/ David B. Kent
David B. Kent
Chief Executive Officer

GOLDEN STATE VINTNERS, INC.

By:	/s/ Jeffrey J. Brown
Jeffrey J. Brown
Chairman

Exhibit A

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of April 22, 2004, by and among SBIC Partners, L.P., a Texas limited partnership (the “Stockholder”), and The Wine Group, LLC, a Delaware limited liability company (“Parent”).

RECITALS

WHEREAS, Parent, Golden State Vintners, Inc., a Delaware corporation (the “Company”), and Hawk Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), have entered into an Agreement and Plan of Merger, dated as of April 22, 2004 (as the same may be amended or supplemented, the “Merger Agreement”), providing for, among other things, the merger of Company with and into Purchaser (the “Merger”);

WHEREAS, as of the date hereof, Stockholder beneficially owns (as such term is defined in Rule 13d-3 of the Exchange Act) Three Million (3,000,000) shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) (the “Subject Shares”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, Parent has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, vote all of the Subject Shares in favor of the proposal to approve and adopt the Merger Agreement and the Merger, pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Agreement to Vote.

(a) Without limiting Stockholder’s right to vote the Subject Shares in its sole discretion on any unrelated matters that may be submitted to a vote, consent or other approval (including by written consent) of the stockholders of the Company (as long as such matters are not otherwise contrary to Stockholder’s agreement to vote the Subject Shares in the manner set forth in this Section 1), Stockholder agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Stockholder shall vote (or cause to be voted) the Subject Shares (i) in favor of the Merger, the adoption of the Merger Agreement and each other action contemplated by the Merger Agreement and any actions required in furtherance hereof or thereof and (ii) against the adoption of an Adverse Proposal.  For purposes of this Agreement, the term “Adverse Proposal” means (a) any Takeover Proposal or (b) the following actions (other than the Merger and the other Transactions contemplated by the Merger Agreement):  (1) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (3) any sale, lease or other similar transfer of all or substantially all of the assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; or (4) any other action that in any way serves to postpone, prevent, materially interfere with or materially and adversely affect the Merger and the other Transactions.

(b) Except as set forth in the second sentence of this Section 1(b), Stockholder agrees that, at 5:00 p.m. Pacific time on April 28, 2004 (the “Consent Delivery Date”), Stockholder shall, pursuant to Section 2.6 of the Bylaws, execute and deliver to the Company and Purchaser an action by written consent (in form and substance reasonably acceptable to Purchaser) approving the Merger and the adoption of the Merger Agreement and each other action contemplated by the Merger Agreement and any actions required in furtherance hereof or thereof, which written consent shall be irrevocable by Stockholder except as set forth in Section 7(d) of this Agreement.  Notwithstanding anything contained in this Section 1(b) to the contrary, if the Consent Delivery Date would otherwise occur after a Company Notice and/or a Notice of Adverse Recommendation has been delivered to Purchaser with respect to the transactions contemplated by the Merger Agreement then in effect, then the Consent Delivery Date shall be the date that is the seventh business day following the date of the most recent Notice received by Purchaser.

2.             Irrevocable Proxy.

(a)           Grant of Proxy.  Stockholder hereby appoints Parent and any designee of Parent, each of them individually, such Stockholder’s proxy and attorney-in-fact during the term of this Agreement, with full power of substitution and re-substitution, to vote or act by written consent with respect to the Subject Shares (i) in accordance with Section 1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 1.  This proxy is given to secure the performance of the duties of Stockholder under this Agreement and its existence will not be deemed to relieve Stockholder of its obligations under Section 1.  Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 7, whereupon such proxy and power of attorney shall automatically terminate.  Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  The proxy granted herein is intended to comply with the requirements of Section 212 of the DGCL applicable to irrevocable proxies.

(b)           Other Proxies Revoked.  Stockholder represents that any proxy heretofore given in respect of the Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

3.             Standstill.   During the term of this Agreement, Stockholder will not, directly or indirectly:  (a) except pursuant to the terms of this Agreement and for the conversion of Subject Shares at the Effective Time pursuant to the terms of the  Merger

Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Subject Shares; (b) except pursuant to the terms of this Agreement or as otherwise called for by the Merger Agreement, (i) deposit any Subject Shares into a voting trust, (ii) grant any proxies or powers of attorney or enter into a voting agreement with respect to any of the Subject Shares, or (iii) enter into any other agreement or understanding with respect to the voting of any of the Subject Shares; (c) convert or consent to the conversion of any of the Subject Shares into any other class of capital stock or other securities of the Company including without limitation, shares of the Company’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”); or (d) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of impairing the ability of Stockholder to perform Stockholder’s obligations under this Agreement or preventing or delaying the Merger or  consummation of any of the other Transactions.

4.             No Solicitation.   Stockholder shall, and shall cause each director, officer, employee, agent and representative (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by Stockholder or any such representative) (each, a “Stockholder Representative”) of Stockholder to, immediately cease any discussions or negotiations with any other parties conducted heretofore (other than Parent and the Purchaser) with respect to any Takeover Proposal.  Stockholder shall not, nor shall it permit any Stockholder Representative to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes a Takeover Proposal or (ii) solicit, initiate, encourage, facilitate or otherwise participate in any discussions or negotiations regarding, or otherwise cooperate in any way with, any Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the foregoing by Stockholder or any Stockholder Representative shall be a violation of Section 4.02 of the Merger Agreement by the Company.

5.             Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to Parent as follows:

5.1           Ownership.  Stockholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares, free and clear of any liens except as may arise pursuant to the Letter Agreement, as defined below.  Except for the Subject Shares and except for options or other rights to acquire shares of Class B Common Stock held by certain affiliates of Stockholder, Stockholder does not beneficially own any securities of the Company on the date hereof, and does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote.

5.2           Organization, Authority.  Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.  Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

5.3           Execution and Delivery. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforceability of creditors’ rights generally.

5.4           No Conflicts. Subject to compliance with the HSR Act and appropriate filings under securities laws (which Stockholder agrees to make promptly), to the extent applicable, and other than as may be set forth in the Letter Agreement, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) Stockholder’s certificate of limited partnership or similar constituent documents, (ii) any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or any other contract, agreement, or instrument to which Stockholder is a party or by which Stockholder or any of the Subject Shares is bound, or (iii) any injunction, judgment, writ, decree, order or ruling applicable to Stockholder; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that could not reasonably be expected to prevent, impair, impede or delay the timely performance by Stockholder of its obligations under this Agreement.

5.5           Reliance.  Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance under this Agreement.

6.  Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

6.1           Organization, Authority.  Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Parent has all the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Agreement.

6.2           Execution and Delivery.  This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforceability of creditors’ rights generally.

6.3           No Conflicts.  Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) Parent’s limited liability company agreement or similar constituent documents, (ii) any contract, obligation, commitment, agreement, restriction, understanding, or instrument to which Parent is a party or by which Parent is bound, (iii) any injunction, judgment, writ, decree, order or ruling applicable to Parent, or (iv) subject to the filing of any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby and thereby, any law, statute, rule or regulation applicable to Parent; except in the case of clauses (ii), (iii) and (iv) for violations, breaches or defaults that could not reasonably be expected to prevent, impair, impede or delay the timely performance by Parent of its obligations under this Agreement.

7.             Termination.  This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of:

(a) the Effective Time,

(b) the withdrawal or adverse modification by the Company Board of its approval or recommendation of the Merger and the other Transactions in accordance with Section 4.02(b) of the Merger Agreement,

(c) the delivery of written notice by Parent to Stockholder of the termination of this Agreement; or

(d) the date that Parent reduces, or proposes to the Company Board to reduce, the Merger Consideration or indicates to the Company Board that it wishes to reduce or discuss the reduction of the Merger Consideration.  If this Agreement terminates pursuant to this clause (d), then any written consent delivered by Stockholder hereunder pursuant to the terms of Section 1(b) above, shall terminate and be deemed null and void, ab initio.

Following the termination of this Agreement pursuant to clause (c) or (d) above, as between Parent and Stockholder, Stockholder shall have the right in its sole and absolute discretion to (i) vote the Subject Shares in any manner it so chooses, (ii) deliver one or more voting proxies to one or more Persons with respect to the Subject Shares, (iii) dispose of all or any portion of the Subject Shares to one or more Persons in any manner Stockholder so selects and (iv) take any other action it may choose to take with respect to the Subject Shares. The provisions of the immediately preceding sentence shall apply whether or not the Board of Directors has received a Takeover Proposal, has terminated the Merger Agreement or is considering the termination of the Merger Agreement, and shall be solely linked to the reduction or any proposed reduction of the Merger Consideration by Parent.

8.             Miscellaneous.

8.1           Adjustments.

(a)           In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Subject Shares or the like or any other action that would have the effect of changing the Stockholder’s ownership of the Subject Shares or (ii) the Stockholder becomes the beneficial owner of any additional shares of Class A Common Stock, then the terms of this Agreement will apply to all of the shares Class A Common Stock held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares hereunder.

(b)           Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Class A Common Stock acquired by the Stockholder, if any, after the date hereof.

8.2           Waiver of Dissenter’s Rights.  Stockholder hereby consents to and approves the actions taken by the Board of Directors of the Company in approving the Merger Agreement and this Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the DGCL or other applicable law in connection with the Merger.

8.3           Publication.  Stockholder hereby permits Parent to publish and disclose in all documents and schedules filed with the SEC or the Nasdaq Stock Market its identity and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure shall be subject to the prior review and comment by Stockholder and its advisors. Except as provided above, neither party shall issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by this Agreement, the Merger Agreement or the Merger without the prior written consent of the other party, except as may be required by applicable law.

8.4           Further Actions.  Each of the parties hereto agrees that it will execute and deliver such other documents and instruments and to take such further actions as from time to time may be necessary or appropriate to effectuate this Agreement.

8.5           Notices.  All notices or other communications given or made pursuant hereto shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by facsimile (but only if the appropriate facsimile transmission confirmation is received), to the applicable party at the following addresses or facsimile numbers, or at such other address or facsimile number for a party as shall be specified by like notice:

If to Stockholder:

SBIC Partners, L.P.

c/o Forrest Binkley & Brown Venture Co.

19900 MacArthur Boulevard, Suite 570

Irvine, CA 92612

Phone: (949) 222-1987

Fax: (949) 222-1988

Attn: Jeffrey J. Brown

With copy to:

Newmeyer and Dillion LLP

100 Wilshire Blvd., Suite 1350

Santa Monica, California 90401

Phone: (310) 899-6755

Fax: (310) 899-6758

Attn:  Timothy F. Silvestre, Esq.

If to Parent:

The Wine Group, LLC

240 Stockton St., #800
San Francisco, CA 94108
Facsimile No.:  415.986.4305
Telephone No.: 415.986.8700

Attn: David B. Kent

With copy to:

Kirkpatrick & Lockhart LLP

Four Embarcadero Center, 10th Floor

San Francisco, CA 94111

Phone: (415) 249-1000

Fax:  (415) 249-1001

Attn: Timothy S. McCann, Esq.

8.6           Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party.  Any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties, their respective successors and permitted assigns.

8.7           Third Party Beneficiaries.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto or their respective permitted successors and assigns any rights, benefits, remedies, obligations or liabilities whatsoever under or by reason of this Agreement.

8.8           Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supercede all prior agreements and understandings, either written or oral, among the parties, or any of them, with respect thereto.

8.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflicts of Laws.  Stockholder and Parent hereby irrevocably and unconditionally: (i) consent to submit to the exclusive jurisdiction of the courts of the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), (ii) waive any objection to the laying of venue of any such litigation in the Delaware Courts and (iii) agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

8.10         Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO THE FULLEST EXTENT PERMITTED BY LAW.

8.11         Headings.  The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

8.12         Waivers.  Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, nor any failure or delay on the part of any party hereto in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance of any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

8.13         Severability.  Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

8.14         Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

8.15         Voidability. If prior to the execution hereof, the board of directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof Parent or Purchaser would become, or could reasonably be expected to become an “interested stockholder” with whom the Company would be prevented for any period pursuant to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) from engaging in any “business combination” (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

8.16         Remedies Not Exclusive.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

8.17         Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.18         Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

8.19         Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

8.20         Potential Adverse Claim.  Stockholder hereby references that certain Letter Agreement dated April 23, 1998 (the “Letter Agreement”) by and among Stockholder, Exeter Venture Management Corporation and Jeffrey B. O’Neill, a copy of which has previously been delivered to Parent or its representatives.  To the knowledge of Stockholder, Stockholder has the exclusive right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except for the rights granted to Parent under this Agreement, notwithstanding the Letter Agreement.  Stockholder covenants to use its reasonable best efforts to defend any claim that may be asserted under or in connection with the Letter Agreement insofar as it relates to the rights and benefits granted to Parent and Purchaser hereunder.  Parent and Purchaser shall have the right to participate in the defense of any such claim at their sole cost and expense.  Except as may otherwise be set forth in Section 7, Stockholder shall have no right to terminate this Agreement in the event of the filing or prosecution of any such claim unless a court of competent jurisdiction shall have issued a final injunction or final order in which such court has determined that the voting of the Subject Shares is subject to the Letter Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER

SBIC Partners, L.P.,
a Texas limited partnership

By:	Forrest Binkley & Brown, L.P.,
General Partner

	By:	Forrest Binkley & Brown Venture Co.,
General Partner

		By:	/s/ Jeffrey J. Brown
Jeffrey J. Brown
Office of the President

PARENT

The Wine Group LLC,
a Delaware limited liability company

By:	The Wine Group, Inc.,
its sole Manager

	By:	/s/ David B. Kent
David B. Kent
Chief Executive Officer

Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made and entered into as of this 22nd day of April, 2004, by and among The Wine Group LLC, a Delaware limited liability company (“TWG”), Golden State Vintners, Inc., a Delaware corporation (the “Company”), and U.S. Bank, National Association, a national banking association (the “Escrow Agent”).  Reference is made to the definitions of certain terms in Section 1.1. hereof.

W I T N E S S E T H

WHEREAS, the Company, TWG, The Wine Group, Inc. a Delaware corporation (“TWGI”), and Hawk Acquisition Corp., a Delaware corporation and wholly owned subsidiary of TWG, have entered into an Agreement and Plan of Merger dated as of April 22, 2004 (the “Merger Agreement”); and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, TWG has agreed to enter into this Escrow Agreement and to deposit the property described herein with the Escrow Agent.

NOW, THEREFORE, in consideration of the premises, the covenants set forth herein, the benefits to be derived therefrom, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TWG, the Company and the Escrow Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.  Definitions.  Whenever used in this Escrow Agreement, the following words, when capitalized and unless otherwise expressly provided or unless the context otherwise requires, shall have the following meanings:

Deposit:  Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000).

Escrow:  The Deposit, and any interest or earnings thereon, which funds shall be held by the Escrow Agent in accordance with this Escrow Agreement.

Escrow Agreement:  This Escrow Agreement.

Escrow Expenses:  Reasonable expenses incurred by the Escrow Agent and compensation for the Escrow Agent’s performance of its duties hereunder, including reasonable attorneys’ and accountants’ fees and expenses.

Party:  When used in the singular, TWG, the Company, or the Escrow Agent, as the context requires, and when used in the plural, TWG, the Company and the Escrow Agent.

All other capitalized terms that are not defined in this Escrow Agreement, but that are defined in the Merger Agreement, shall have the meanings assigned to them in the Merger Agreement unless the context otherwise requires.

Section 1.2.  Singular and Plural.  Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa.  The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

Section 1.3.  Amendment of Defined Instruments.  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Escrow Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument, or document; provided, however, that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.

ARTICLE II

ACCEPTANCE AND DELIVERY OF ESCROW

Section 2.1.  Acceptance.  TWG will, promptly after the execution hereof by all parties (and in no event later than 11:00 a.m. California time on the second business day following such execution), deliver the Deposit to the Escrow Agent (the receipt of which will be confirmed by the Escrow Agent to the Parties in writing as soon as possible, but in any event within one business day of receipt).  The Escrow Agent hereby confirms its acceptance of the duties and responsibilities imposed upon it by this Escrow Agreement, and further confirms its agreement to receive, hold, and distribute the Escrow upon and subject to the terms and conditions set forth in this Escrow Agreement until the termination of the Escrow pursuant to Section 5.1 of this Escrow Agreement.

Section 2.2.  Company Incumbency Certificate.  The Company has previously executed and delivered to the Escrow Agent a certificate of incumbency substantially in the form of Exhibit A hereto for the purpose of establishing the identity of the representatives of the Company entitled to issue instructions or directions to the Escrow Agent on behalf of the Company.  In the event of any change in the identity of such representatives, a new certificate of incumbency shall be executed and delivered to the Escrow Agent by the Company.

Until such time as the Escrow Agent shall receive a new incumbency certificate, the Escrow Agent shall be fully protected in relying without inquiry on any then-current incumbency certificate on file with the Escrow Agent.

Section 2.3.  TWG Incumbency Certificate.  TWG has previously executed and delivered to the Escrow Agent a certificate of incumbency substantially in the form of Exhibit B hereto for the purpose of establishing the identity of the representatives of TWG entitled to issue instructions or directions to the Escrow Agent on behalf of TWG.  In the event of any change in the identity of such representatives, a new certificate of incumbency shall be executed and delivered to the Escrow Agent by TWG.

Until such time as the Escrow Agent shall receive a new incumbency certificate, the Escrow Agent shall be fully protected in relying without inquiry on any then-current incumbency certificate on file with the Escrow Agent.

Section 2.4.  Forms W-8/W-9.  TWG and the Company shall each furnish the Escrow Agent with a completed Form W-8 or Form W-9, as applicable.

ARTICLE III

DUTIES OF THE ESCROW AGENT

Section 3.1.  Investment of Escrow Fund.

(a)                                  The Escrow Agent shall invest the Deposit at the written direction of TWG in one or more of the following investments, or in such other investments, as TWG shall designate in writing (“Permitted Investments”):

(i)                                     Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America and which do not have a maturity in excess of one hundred and twenty (120) days;

(ii)                                  Repurchase agreement with banks, brokers and/or the Escrow Agent involving securities of the kind described in subsection (i) above; or

(iii)                               Money market mutual funds authorized to invest in securities and repurchase agreements of the type described in subsection (i) above, including funds managed by the Escrow Agent or one of its subsidiaries or affiliates.

(b)                                 The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow or the purchase, sale, retention or other disposition of any Permitted Investment.

(c)                                  No Permitted Investment shall mature later than July 31, 2004.  Interest and other earnings on the Escrow shall be added to the Escrow and shall be subject to the terms of this Escrow Agreement.  Any loss or expense incurred as a result of an investment will be borne by the Escrow. In the event that the Escrow Agent does not receive directions to invest the Escrow, the Escrow Agent shall invest such funds in 90-day United States treasury bills.

(d)                                 The Escrow Agent is hereby authorized to execute purchases and sales of Permitted Investments through the facilities of its own trading or capital markets operations or those of any affiliated entity.

The Escrow Agent shall send statements to each of the Parties hereto on a monthly basis reflecting activity in the Escrow for the preceding month.

(e)                                  The Escrow Agent shall have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision that may be contained herein:

(f)                                    TWG and the Company acknowledge and agree that the delivery of the Escrow is subject to the sale and final settlement of Permitted Investments.  Proceeds of a sale of Permitted Investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such Permitted Investments.  If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding business day.

Section 3.2.  Disbursements from Escrow.  The Escrow Agent will disburse the Escrow:

(a)                                  to the Company within five business days after the Escrow Agent’s receipt of a notice jointly executed by TWG and the Company stating that:  “The Company is entitled to receive the escrow funds because all of the conditions to Parent and Purchaser’s obligations to effect the Merger are satisfied except for the condition set forth in Section 6.02(a) of the Merger Agreement;”

(b)                                 to TWG within five business days of the Escrow Agent’s receipt of a notice jointly executed by TWG and the Company stating that:  “TWG is entitled to receive the escrow funds pursuant to the terms of the Merger Agreement;”

(c)                                  to TWG within five business days of the Escrow Agent’s receipt of a notice executed by TWG stating that:  “TWG is entitled to receive the escrow funds because the Company terminated the Merger Agreement pursuant to Section 7.01(f)(ii) of the Merger Agreement;”

(d)                                 to TWG five business days after July 31, 2004 if the Escrow Agent has not received a written demand from the Company that the Escrow Agent disburse the Escrow to the Company by the date of such disbursement; provided, however, that, notwithstanding the receipt by the Escrow Agent of such a demand from the Company, the Escrow Agent shall not disburse the Escrow to the Company in such circumstances unless one of the following Sections of this Escrow Agreement is also satisfied: Section 3.2(a), Section 3.2(e) or Section 3.2(f);

(e)                                  to the Company within five business days of the Escrow Agent’s receipt of a notice jointly executed by TWG and the Company stating that:  “The Company is entitled to receive the escrow funds because the Company terminated the Merger Agreement pursuant to Section 7.01(f)(i) of the Merger Agreement;”

(f)                                    to the Company pursuant to a final, non appealable, court order determining that (i) the condition referred to in Section 3.2(a) above has been satisfied or (ii) the Merger Agreement was terminated and the conditions referred to in Section 3.2(e) above has been satisfied; or

(g)                                 to TWG pursuant to a final, non appealable, court order determining that the Merger Agreement was terminated and (i) the condition in Section 3.2(a) above was not satisfied and (ii) the conditions referred to in (e) above were not satisfied.

Section 3.3.  Other Duties.  The Escrow Agent shall have authority to engage in any additional acts reasonably necessary to preserve the Escrow and to fulfill the Escrow Agent’s duties under this Escrow Agreement.  In the event of a dispute or question as to the Escrow

Agent’s duties, or the uncertainty of the Escrow Agent as to how to proceed in a situation not explicitly addressed by the terms of this Escrow Agreement, whether because of conflicting demands by the other Parties hereto or otherwise, the Escrow Agent may, in its discretion (a) interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or (b) continue to hold the Escrow until the Escrow Agent has received instructions jointly executed by TWG and the Company or until a final judgment of a court of competent jurisdiction shall determine the rights of the Parties to the Escrow.

The Escrow Agent has only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other Parties hereto in connection herewith, including, without limitation, the Merger Agreement.  This Escrow Agreement sets forth all matters pertinent to the Escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Escrow Agreement or any other Agreement.  IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S FAILURE TO ACT IN ACCORDANCE WITH THE REASONABLE COMMERCIAL STANDARDS OF THE BANKING BUSINESS, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE IV

THE ESCROW AGENT

Section 4.1.  Representations and Warranties of the Escrow Agent.  The Escrow Agent represents and warrants to TWG and the Company that:

(i)                                     The Escrow Agent is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America.

(ii)                                  The Escrow Agent has full power, authority and legal right to execute, deliver and perform this Escrow Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Escrow Agreement.

(iii)                               This Escrow Agreement has been duly executed and delivered by the Escrow Agent, and, assuming the due execution and delivery by the other Parties hereto, constitutes the valid, legal and binding agreement of the Escrow Agent.

(iv)                              The execution, delivery and performance by the Escrow Agent of this Escrow Agreement will not violate any provision or any law or regulation governing the Escrow Agent.

Section 4.2.  Standard of Care; Exculpation; Indemnity.

(a)                                  The Escrow Agent, including its officers, directors, employees and agents, shall be, and hereby is indemnified and held harmless by TWG and the Company, in equal shares, from all losses, claims, damages, liabilities, costs and expenses, including reasonable costs of investigation, counsel fees and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Escrow Agreement, including but not limited to any litigation arising from this Escrow Agreement or involving its subject matter.  Such amounts shall be Escrow Expenses.  Agent shall have a first lien on the property and papers held under this Escrow Agreement for such Escrow Expenses.

(b)                                 The Escrow Agent may rely, and shall be fully protected in acting, upon any opinion, notice, order or other instrument or document which the Escrow Agent reasonably believes to be genuine and to have been signed or presented by the proper Party or Parties, and the Escrow Agent may conclusively rely on the truth of the statements and correctness of the facts and opinions expressed therein.  The Escrow Agent may consult with counsel or accountants selected by the Escrow Agent and any such opinion of counsel or accountants appointed with reasonable care shall constitute the full and complete authorization with respect to any action taken or suffered by the Escrow Agent in accordance therewith.  The Escrow Agent shall not be responsible for any loss or damage resulting from any action or non-action taken or omitted in reliance upon any such opinion; provided, that in the event that loss or damage to either TWG or the Company does occur as a direct result of such reliance, the Escrow Agent may be named in an action brought by either TWG or the Company to recover such loss or damages in order to permit the damaged Party to proceed against such counsel or accountants.

(c)                                  The provisions of this Section 4.2 and Section 4.3 will survive the termination of this Escrow Agreement or the resignation or the removal of the Escrow Agent.

Section 4.3.  Compensation and Expenses.  The Escrow Agent shall be entitled to be reimbursed and compensated for the Escrow Expenses, pursuant to the fee schedule attached hereto as Schedule A.  TWG and the Company shall share all Escrow Expenses equally.  TWG and the Company shall each pay their portion of the initial first year’s escrow fee within 10 business days of the execution of this Escrow Agreement and shall thereafter pay their share of Escrow Expenses within a reasonable time after written notice thereof from the Escrow Agent.

Section 4.4.  Resignation and Removal.  The Escrow Agent may resign by an instrument in writing signed by the Escrow Agent and delivered to TWG and the Company not less than thirty (30) days prior to the date such resignation is to be effective.  The Escrow Agent may be removed by written agreement of TWG and the Company.  The resignation and removal of the Escrow Agent shall not operate to terminate the Escrow created by this Escrow Agreement, to revoke any existing agency created pursuant to the terms of this Escrow Agreement, or to invalidate any action theretofore taken by the Escrow Agent.  Upon any resignation or removal of the Escrow Agent hereunder, the Company shall designate a successor Escrow Agent, subject to the consent of TWG (such consent shall not be unreasonably withheld or delayed).  Upon the appointment of a successor Escrow Agent, the retiring Escrow Agent shall:  (a) promptly execute and deliver such documents, instruments and other writings as may be reasonably required by the successor Escrow Agent to effect the termination of the retiring Escrow Agent’s capacity under this Escrow Agreement and the conveyance of the assets of the Escrow then held by the retiring

Escrow Agent to the successor Escrow Agent; (b) deliver to the successor Escrow Agent copies of all documents, instruments, records and other writings related to the Escrow as may be in the possession of the Escrow Agent; (c) and otherwise assist and cooperate in effecting the assumption of the obligations and functions of such Escrow Agent. Every successor Escrow Agent appointed hereunder shall execute, acknowledge, and deliver to TWG and the Company and to the retiring Escrow Agent an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Escrow Agent under this Escrow Agreement.

ARTICLE V

TERMINATION

Section 5.1.  Termination.  This Escrow Agreement shall terminate, and the Escrow Agent shall be discharged from all further duties (except as otherwise provided herein) and liabilities under this Escrow Agreement at the date upon which all of the assets in the Escrow shall have been disbursed by the Escrow Agent in accordance with Section 3.2 of this Escrow Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1.  Dispute Resolution.  The Parties hereby agree that this Escrow Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Escrow

Agreement and in respect of the transactions contemplated herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Escrow Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court.  The Parties hereby consent to and grant any such court’s jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.7 of this Escrow Agreement or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 6.2.  Attorney’s fees.  The Parties hereby agree that in the event of any action, suit or proceeding for the interpretation or enforcement of the terms of this Escrow Agreement, the Party prevailing in such action, suit or proceeding shall be entitled to recover, in addition to any other amounts awarded to such prevailing Party, such prevailing Party’s attorney’s fees incurred in connection with such action, suit or proceeding.

Section 6.3.  Taxes.

(a)                                  All federal, state, and local taxes (including income taxes) related to any income derived from or otherwise related to the assets of the Escrow are the responsibility of TWG; provided, however, that if the funds are ultimately disbursed to the Company pursuant to the provisions of Section 3.2(a) hereof, then the Company shall reimburse TWG for any such taxes actually paid by TWG.  Nothing in this Escrow Agreement should be construed to provide that the Escrow Agent is in any manner responsible for preparing or filing income tax returns or paying income taxes on behalf of the Company or TWG.

(b)                                 The Escrow Agent shall report to the Internal Revenue Service on Form 1099 or otherwise, as of each calendar year-end, and to TWG and the Company as applicable, all income earned from the investment of any sum held in the Escrow, as and to the extent required under the provisions of the Internal Revenue Code of 1986 (the “Code”) and its regulations, as amended.  Any such income so reported shall be reported as income of TWG.

(c)                                  TWG is required to prepare and file any and all income or other tax returns applicable to the Escrow with the Internal Revenue Service and all required state and local departments of revenue in all years income is earned on the Escrow as and to the extent required under the provisions of the Code and its regulations.

Section 6.4.  No Waiver.  Remedies herein are to be deemed as cumulative and nonexclusive of each other.  In no event shall a term or provision of this Escrow Agreement be deemed to have been waived, modified or amended, unless said waiver, modification or amendment is in writing and signed by the Parties hereto.

Section 6.5.  No Joint Venture.  Nothing in this Escrow Agreement shall be deemed to create a partnership or joint venture among the Parties.  Except as expressly set forth herein, no Party shall have any authority to bind or commit the other Party.

Section 6.6.  Payment Terms.  All payments to be made by any Party pursuant to this Escrow Agreement shall be made in lawful money of the United States, immediately available funds, at the location set forth in Section 6.6 of this Escrow Agreement or at such other location as the receiving Party shall specify.

Section 6.7.  Notices.  All notices, requests, demands, instructions, and other communications which are required or permitted to be given under this Escrow Agreement shall be in writing and shall be deemed to have been duly given upon the delivery by overnight mail or facsimile, or mailing thereof by registered or certified mail, return receipt requested, postage prepaid to:

If to TWG:

The Wine Group LLC
240 Stockton Street

Suite 800
San Francisco, CA 94108
Telecopy No.: (415) 986-4305
Attention: David B. Kent

with a copy to:

Kirkpatrick & Lockhart LLP
Four Embarcadero Center, 10th Floor
San Francisco, CA 94111
Attention: Timothy S. McCann, Esq.
Telecopy No.: 415.249.1001

If to the Company:

(b) Golden State Vintners, Inc. 607 Airpark Road
Napa, California 94558
Fax: (707) 254-4920
Attention: John G. Kelleher

With a copy to:

Farella Braun & Martel LLP
235 Montgomery Street
San Francisco, California 94104
Fax: (415) 954-4480
Attention: Daniel E. Cohn, Esq.

If to the Escrow Agent:

(c) U.S. Bank, National Association Corporate Trust Services
950 17th Street, Suite 300
Denver, CO
Fax: (303) 585-4592
Attention: Kevin McIlwaine
With fax copy to: Olaleye Fadeahunsi, (651)-495-8087

Whenever any Party gives any notice to any other Party hereunder, the Party giving such notice shall, at the same time, give copies of such notice to all other Parties.

Section 6.8.  Headings.  The headings contained in this Escrow Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

Section 6.9.  Counterparts.  This Escrow Agreement, and any notices or instructions hereunder, may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Section 6.10.  Merger; Successors and Assigns.  Any banking association or banking corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any banking corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or banking corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the Parties hereto, anything herein to the contrary notwithstanding.  This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of each Party hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed by their respective officers thereunto duly authorized, as applicable, all as of the date first written above.

GOLDEN STATE VINTNERS, INC.

By:	/s/ Jeffery J. Brown
Jeffery J. Brown
Chairman of the Board

THE WINE GROUP LLC
By: THE WINE GROUP, INC.

By:	/s/ David B. Kent
David B. Kent
Chief Executive Officer

HAWK MERGER SUB, INC.
By:	/s/ David B. Kent
David B. Kent
Chief Executive Officer

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Adam M. Dalmy
Adam M. Dalmy
Vice President

GOLDEN STATE VINTNERS, INC.

CERTIFICATE OF INCUMBENCY

The undersigned, being the                           of Golden State Vintners, Inc. (the “Company”), do hereby certify that the following is a list of certain officers of the Company, their titles and their specimen signatures.

Name and Title Signature

IN WITNESS WHEREOF, I have hereunto set my hand this          day of April, 2004.

Name:

Title:

The undersigned, an officer of the Company, hereby certifies that                                      is the duly elected and qualified and acting                                         of the Company and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name this              day of April, 2004.

Name:

Title:

THE WINE GROUP LLC.

CERTIFICATE OF INCUMBENCY

The undersigned, being the Chief Executive Officer of The Wine Group, Inc. (“Wine Group”), the sole manager of The Wine Group LLC , do hereby certify that the following is a list of certain officers of the Wine Group, their titles and their specimen signatures.

Name and Title Signature

IN WITNESS WHEREOF, I have hereunto set my hand this            day of April, 2004.

Name:

Title:

The undersigned, an officer of the Wine Group, hereby certifies that                                    is the duly elected and qualified and acting                                        of the Wine Group and that the signature appearing above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name this             day of March, 2004.

Name:

Title: